INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholder
Birds Eye Foods, Inc.
Rochester, New York

We have audited the accompanying consolidated balance sheet of Birds Eye Foods, Inc. and subsidiaries as of June 28, 2003 (Successor Company), and the related consolidated statements of operations, accumulated earnings (deficit), and comprehensive income (loss), and cash flows for the period from August 19, 2002 through June 28, 2003 (Successor Company), and for the period from June 30, 2002 through August 18, 2002 (Predecessor Company). Our audit also included the 2003 financial statement schedule on page 38. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Birds Eye Foods, Inc. and subsidiaries at June 28, 2003, and the results of their operations and their cash flows for the period from August 19, 2002 through June 28, 2003 (Successor Company) and for the period from June 30, 2002 through August 18, 2002 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such 2003 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/  Deloitte & Touche LLP
Rochester, New York
August 29, 2003

                         Report of Independent Auditors



To the Shareholders and Board of Directors of Agrilink Foods, Inc.



In our opinion, the consolidated balance sheet as of June 29, 2002 and the related consolidated statements of operations, accumulated earnings (deficit), and comprehensive income, and of cash flows, for each of the two years in the period ended June 29, 2002 which are included in this Form 10-K Equivalent present fairly, in all material respects, the financial position, results of operations and cash flows of Agrilink Foods, Inc. and its subsidiaries at June 29, 2002 and for each of the two years in the period ended June 29, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules appearing on page 38 for the two years ended June 29, 2002, present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Rochester, New York
August 28, 2002, except as to Notes 5 and 13 which are as of August 29, 2003

                              FINANCIAL STATEMENTS

Birds Eye Foods, Inc.
Consolidated Statements of Operations, Accumulated Earnings/(Deficit), and Comprehensive Income/(Loss)
(Dollars in Thousands)


                                                                 Periods Ended                         Fiscal Years Ended
                                                   ---------------------------------------      ------------------------------
                                                     Successor        |      Predecessor         Predecessor       Predecessor
                                                   August 19, 2002-   |    June 30, 2002 -         June 29,           June 30,
                                                   June 28, 2003      |    August 18, 2002           2002              2001
                                                   -----------------  |    ---------------      -------------    -------------
Net sales                                              $   779,049    |       $    99,216       $   964,454       $ 1,093,742
Cost of sales                                             (596,401)   |           (76,255)         (751,151)         (882,775)
                                                       -----------    |       -----------       -----------       -----------
Gross profit                                               182,648    |            22,961           213,303           210,967
Selling, administrative, and general expenses             (106,452)   |           (15,156)         (115,403)         (130,393)
Restructuring                                                    0    |                 0            (2,622)                0
Gain from pension curtailment                                    0    |                 0             2,472                 0
Income from Great Lakes Kraut Company, LLC                   1,770    |               277             2,457             1,779
Goodwill impairment charge                                       0    |                 0          (179,025)                0
                                                       -----------    |       -----------       -----------       -----------
Operating income/(loss) before dividing                               |
  with Pro-Fac                                              77,966    |             8,082           (78,818)           82,353
                                                                      |
Interest expense                                           (40,789)   |            (7,531)          (63,001)          (76,101)
                                                       -----------    |       -----------       -----------       -----------
Pretax income/(loss) from continuing operations                       |
  and before dividing with Pro-Fac                          37,177    |               551          (141,819)            6,252
Pro-Fac share of income                                          0    |                 0           (16,842)             (732)
                                                       -----------    |       -----------       -----------       -----------
Pretax income/(loss) from continuing operations             37,177    |               551          (158,661)            5,520
Tax (provision)/benefit                                    (14,877)   |              (226)           30,806            (4,984)
                                                       -----------    |       -----------       -----------       -----------
Income/(loss) before discontinued operations                22,300    |               325          (127,855)              536
Discontinued operations, net of tax                         (1,544)   |              (240)           (2,839)             (465)
                                                       -----------    |       -----------       -----------       -----------
Net income/(loss)                                           20,756    |                85          (130,694)               71
                                                                      |
Accumulated earnings/(deficit) at beginning of                        |
  period                                                         0    |          (126,623)            4,071             4,000
                                                       -----------    |       -----------       -----------       -----------
Accumulated earnings/(deficit) at end of period        $    20,756    |       $  (126,538)      $  (126,623)      $     4,071
                                                       ===========    |       ===========       ===========       ===========
                                                                      |
Net income/(loss)                                      $    20,756    |       $        85       $  (130,694)      $        71
Other comprehensive income/(loss):                                    |
   Minimum pension liability adjustment, net of                       |
     taxes                                                 (11,257)   |                 0                 0               (48)
   Unrealized gain/(loss) on hedging activity,                        |
     net of taxes                                              348    |                 0              (412)              618
                                                       -----------    |       -----------       -----------       -----------
Comprehensive income/(loss)                            $     9,847    |       $        85       $  (131,106)      $       641
                                                       ===========    |       ===========       ===========       ===========
                                                                      |
Accumulated other comprehensive income/(loss) at                      |
  beginning of period                                  $         0    |       $      (367)      $        45       $      (525)
Unrealized gain/(loss) on hedging activity, net                       |
  of taxes                                                     348    |                 0              (412)              618
Minimum pension liability, net of taxes                    (11,257)   |                 0                 0               (48)
                                                       -----------    |       -----------       -----------       -----------
Accumulated other comprehensive (loss)/income at                      |
  end of period                                        $   (10,909)   |       $      (367)      $      (367)      $        45
                                                       ===========    |       ===========       ===========       ===========


The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Foods, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)


                                                                                                Successor    |   Predecessor
                                                                                                 June 28,    |     June 29,
                                                                                                   2003      |       2002
                                                                                              ------------   |   ------------
                                    ASSETS                                                                   |
Current assets:                                                                                              |
   Cash and cash equivalents                                                                   $   153,756   |   $    14,686
   Accounts receivable trade, net of allowances for doubtful accounts of                                     |
     $978 and $731, respectively                                                                    58,230   |        68,419
   Accounts receivable, other                                                                        1,841   |         7,581
   Income taxes refundable                                                                             407   |             0
   Inventories, net                                                                                206,584   |       294,315
   Current investment in CoBank                                                                      2,464   |         3,347
   Prepaid manufacturing expense                                                                    12,053   |        19,168
   Prepaid expenses and other current assets                                                        12,239   |        18,770
   Assets held for sale                                                                             13,501   |         3,890
   Due from Pro-Fac Cooperative, Inc.                                                                    0   |        11,730
   Current deferred tax asset                                                                       15,508   |         2,923
                                                                                               -----------   |   -----------
       Total current assets                                                                        476,583   |       444,829
Investment in CoBank                                                                                 3,038   |         6,294
Investment in and advances to Great Lakes Kraut Company, LLC                                             0   |        14,586
Property, plant, and equipment, net                                                                195,199   |       288,120
Goodwill                                                                                            37,050   |        56,210
Trademarks and other intangible assets, net                                                        168,321   |        11,305
Other assets                                                                                        24,547   |        22,160
Note receivable due from Pro-Fac Cooperative, Inc.                                                     712   |         9,400
Non-current deferred tax asset                                                                       3,933   |         4,837
                                                                                               -----------   |   -----------
       Total assets                                                                            $   909,383   |   $   857,741
                                                                                               ===========   |   ===========
                      LIABILITIES AND SHAREHOLDER'S EQUITY                                                   |
                                                                                                             |
Current liabilities:                                                                                         |
   Current portion of obligations under capital leases                                         $       704   |   $       821
   Current portion of long-term debt                                                                19,611   |        14,916
   Current portion of Termination and Transitional Service Agreements with Pro-Fac                           |
     Cooperative, Inc.                                                                               9,403   |             0
   Accounts payable                                                                                 67,150   |        71,198
   Income taxes payable                                                                                  0   |           879
   Accrued interest                                                                                  4,106   |         6,255
   Accrued employee compensation                                                                    10,225   |         8,000
   Other accrued expenses                                                                           39,979   |        40,154
   Growers payable due to Pro-Fac Cooperative, Inc.                                                  8,504   |             0
                                                                                               -----------   |   -----------
     Total current liabilities                                                                     159,682   |       142,223
Obligations under capital leases                                                                     1,833   |         2,528
Long-term debt                                                                                     459,970   |       623,057
Long-term portion of Termination and Transitional Service Agreements with Pro-Fac                            |
   Cooperative, Inc.                                                                                24,031   |             0
Other non-current liabilities                                                                       52,330   |        28,918
                                                                                               -----------   |   -----------
       Total liabilities                                                                           697,846   |       796,726
                                                                                               -----------   |   -----------
Commitments and Contingencies                                                                                |
                                                                                                             |
Shareholder's Equity:                                                                                        |
   Common stock, par value $.01; 11,000 shares authorized, issued and outstanding                            |
     11,000 and 10,000 shares, respectively                                                              0   |             0
   Additional paid-in capital                                                                      201,690   |       188,005
   Accumulated earnings/(deficit)                                                                   20,756   |      (126,623)
   Accumulated other comprehensive income/(loss):                                                            |
     Unrealized gain on hedging activity, net of taxes                                                 348   |           206
     Minimum pension liability, net of taxes                                                       (11,257)  |          (573)
                                                                                               -----------   |   -----------
       Total shareholder's equity                                                                  211,537   |        61,015
                                                                                               -----------   |   -----------
       Total liabilities and shareholder's equity                                              $   909,383   |   $   857,741
                                                                                               ===========   |   ===========

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Foods, Inc.
Consolidated Statements of Cash Flows
(Dollars in Thousands)


                                                                       Periods Ended                     Fiscal Years Ended
                                                           --------------------------------------   --------------------------
                                                              Successor        |    Predecessor      Predecessor   Predecessor
                                                            August 19, 2002 -  |  June 30, 2002 -       June 29,     June 30,
                                                             June 28, 2003     |  August 18, 2002        2002         2001
                                                           -----------------   |  ---------------   ------------  ------------
Cash Flows from Operating Activities:                                          |
   Net income/(loss)                                             $  20,756     |     $      85       $(130,694)      $     71
   Adjustments to reconcile net income/(loss) to net cash                      |
     provided by/(used in) operating activities -                              |
       Goodwill impairment charge                                        0     |             0         179,025              0
       Amortization of certain intangible assets and goodwill        2,262     |           144           1,147          9,860
       Depreciation                                                 22,129     |         3,833          30,850         30,706
       Amortization of debt issue costs, amendment costs, debt                 |
         discounts and premiums, and interest in-kind                9,197     |         1,201           6,968          6,964
       Equity in undistributed earnings of Great Lakes Kraut                   |
         Company, LLC                                               (1,109)    |          (277)         (1,795)        (1,243)
       Equity in undistributed earnings of CoBank                      (29)    |             0             (97)           (97)
       Transitional Service Agreement with Pro-Fac                             |
         Cooperative,Inc.                                             (455)    |             0               0              0
       Provision/(benefit) for deferred taxes                       13,481     |             0         (31,934)         3,464
       Provision for losses on accounts receivable                     570     |             0             557            610
   Change in assets and liabilities:                                           |
     Accounts receivable                                            13,541     |         1,818          16,935         11,252
     Inventories and prepaid manufacturing expense                 106,699     |       (33,170)         22,800        (20,690)
     Income taxes (payable)/refundable                              (1,211)    |           (75)          1,151          7,059
     Accounts payable and other accrued expenses                   (10,092)    |       (10,972)        (68,640)        18,197
     Due to/(from) Pro-Fac Cooperative, Inc., net                  (13,433)    |         8,649         (11,485)        (9,386)
     Other assets and liabilities, net                              (7,623)    |           909            (142)        (2,907)
                                                                 ---------     |      ---------       ---------      ---------
Net cash provided by/(used in) operating activities                154,683     |       (27,855)         14,646         53,860
                                                                 ---------     |      ---------       ---------      ---------
                                                                               |
Cash Flows from Investing Activities:                                          |
   Purchase of property, plant, and equipment                      (14,175)    |        (2,187)        (15,026)       (25,126)
   Proceeds from disposals                                          27,349     |             0             595          5,797
   Proceeds from note receivable                                     4,978     |             0               0              0
   Issuance of note receivable to Pro-Fac Cooperative, Inc.           (700)    |             0               0              0
   Proceeds from investment in CoBank                                3,053     |         1,115           5,114          4,259
   Repayments from/(advances to) Great Lakes Kraut Company, LLC      6,285     |        (1,512)          4,016        (10,678)
   Disposition of investment in Great Lakes Kraut Company, LLC      13,900     |             0               0              0
                                                                 ---------     |     ---------       ---------      ---------
Net cash provided by/(used in) investing activities                 40,690     |        (2,584)         (5,301)       (25,748)
                                                                 ---------     |     ---------       ---------      ---------
Cash Flows from Financing Activities:                                          |
   Proceeds from issuance of long-term debt                        270,000     |             0               0              0
   Birds Eye Holdings, Inc. investment                             175,590     |             0               0              0
   Payments on Subordinated Promissory Note                        (25,000)    |             0               0              0
   Net (payments)/proceeds on prior revolving credit facility      (22,000)    |        22,000               0         (5,700)
   Payments on long-term debt                                     (402,488)    |          (292)        (11,790)       (18,084)
   Payments on Termination Agreement and other payments to                     |
      Pro-Fac Cooperative, Inc.                                    (12,118)    |             0               0              0
   Payments on capital leases                                         (775)    |           (38)           (620)          (449)
   Cash paid for debt issuance costs                               (24,743)    |             0               0              0
   Cash paid for transaction fees                                   (6,000)    |             0               0              0
   Cash paid for debt amendments                                         0     |             0          (1,694)        (1,730)
   Capital contribution by Pro-Fac Cooperative, Inc.                     0     |             0          11,789            513
                                                                 ---------     |     ---------       ---------      ---------
Net cash (used in)/provided by financing activities                (47,534)    |        21,670          (2,315)       (25,450)
                                                                 ---------     |     ---------       ---------      ---------
Net change in cash and cash equivalents                            147,839     |        (8,769)          7,030          2,662
Cash and cash equivalents at beginning of period                     5,917     |        14,686           7,656          4,994
                                                                 ---------     |     ---------       ---------      ---------
Cash and cash equivalents at end of period                       $ 153,756     |     $   5,917       $  14,686      $   7,656
                                                                 =========     |     =========       =========      =========
Supplemental Disclosure of Cash Flow Information:                              |
   Cash paid during the year for:                                              |
     Interest                                                    $  36,543     |     $   3,837       $  62,901      $  75,375
                                                                 =========     |     =========       =========      =========
     Income taxes (paid)/refunded, net                           $  (3,906)    |     $    (134)      $  (1,298)     $   7,154
                                                                 =========     |     =========       =========      =========
Supplemental schedule of non-cash investing and financing                      |
  activities:                                                                  |
   Capital lease obligations incurred                            $      49     |     $       0       $   3,185      $     448
                                                                 =========     |     =========       =========      =========
   Birds Eye Holdings, Inc. investment                           $  32,100     |     $       0       $       0      $       0
                                                                 =========     |     =========       =========      =========

The accompanying notes are an integral part of these consolidated financial statements.

                             BIRDS EYE FOODS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company: Birds Eye Foods, Inc., formerly Agrilink Foods, Inc., (the "Company" or "Birds Eye Foods"), incorporated in 1961, is a producer and marketer of processed food products. The Company has three primary segments in which it markets its products, they include: branded frozen, branded dry, and non-branded products. The majority of each of the segments' net sales is within the United States. In addition, all of the Company's operating facilities, excluding one in Mexico, are within the United States.

The Change in Control (the "Transaction"): On August 19, 2002 (the "Closing Date"), pursuant to the terms of the Unit Purchase Agreement dated as of June 20, 2002 (the "Unit Purchase Agreement"), by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative ("Pro-Fac"), Birds Eye Foods, at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac and Vestar/Agrilink Holdings LLC, a Delaware limited liability company ("Vestar/Agrilink Holdings"), acquired control of the Company. See NOTE 2 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the Transaction.

The term "successor" refers to Birds Eye Foods and all of its subsidiaries following the Transaction. The term "predecessor" refers to Birds Eye Foods prior to the change in control on August 19, 2002.

Basis of Presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Consolidation: The consolidated financial statements include the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are recorded under the equity method of accounting. In accordance with the guidelines for accounting for business combinations, the investment by Vestar/Agrilink Holdings and its co-investors ("Vestar") plus related purchase accounting adjustments have been "pushed down" and recorded in Birds Eye Foods' financial statements for the period subsequent to August 18, 2002, resulting in a new basis of accounting for the "successor" period.

Reclassification: Prior year information is reclassified whenever necessary to conform with the current year's presentation.

Fiscal Year: The fiscal year of Birds Eye Foods ends on the last Saturday in June. Fiscal 2003 and 2002 comprised 52 weeks and fiscal 2001 comprised 53 weeks.

Recently Adopted and New Accounting Pronouncements: In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Effective June 30, 2002, Birds Eye Foods adopted SFAS 144 which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement requires an impairment loss be recognized if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and that the impairment loss be recognized as the difference between the carrying amount and fair value of the asset. Under SFAS 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity, and the entity will not have any significant continuing involvement in the operations prospectively. The adoption of SFAS 144 did not impact the Company's profitability. See NOTE 5 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding discontinued operations.

In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force ("EITF") Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring"). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 required a liability for exit costs be recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 must be adopted for exit or disposal activities that are initiated after December 31, 2002.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others" ("FIN 45"). FIN 45 requires that a liability be recorded on the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued. The Company has applied the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002 as required by the interpretation. The disclosure and recognition provisions of FIN 45 have been adopted in this report and did not have a material effect on its consolidated financial statements. See NOTE 14 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding FIN 45.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect FIN 46 to have a material effect on its consolidated financial statements.

In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." This statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in SFAS 133, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45 and amends certain other existing pronouncements. These changes are intended to result in more consistent reporting of contracts as either derivatives or hybrid instruments. The statement is generally effective for contracts entered into or modified after, and for hedging relationships designated after, June 30, 2003. The Company does not expect SFAS 149 to have a material effect on its consolidated financial statements.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in the balance sheet. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The Company does not expect the provisions of SFAS 150 to have a material impact on its results of operations or consolidated financial statements.

Cash and Cash Equivalents: Cash and cash equivalents include short-term investments with original maturities of three months or less.

Trade Accounts Receivable: The Company accounts for trade receivables at outstanding billed amounts, net of allowances for doubtful accounts. The Company estimates its allowance for doubtful accounts as a percentage of receivables overdue. Also included in the allowance, in their entirety, are those accounts that have filed for bankruptcy, been sent to collections, and any other accounts management believes are not collectible based on historical losses. The Company periodically reviews the accounts included in the allowance to determine those to be written off. Generally, after a period of one year, or through legal counsel's advice, accounts are written off. It is not Company policy to accrue or collect interest on past due accounts. The Company's allowance for doubtful accounts is approximately $1.0 million at June 28, 2003, and $0.7 million at June 29, 2002.

Inventories: Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. The Company provides inventory reserves for obsolete or slow moving inventory based on changes in consumer demand and other economic conditions. Reserves recorded at June 28, 2003 and June 29, 2002 were $7.6 million and $6.9 million, respectively.

Investment in CoBank: The Company's investment in CoBank was required as a condition of previous borrowings. These securities are not physically issued by CoBank, but rather the Company is notified as to their monetary value. The investment is carried at cost plus the Company's share of the undistributed earnings of CoBank (that portion of patronage refunds not distributed currently in cash).

Earnings on the Company's investment in CoBank in fiscal years 2003, 2002, and 2001, amounted to approximately $57,000, $160,500, and $138,000, respectively.

Under the terms of previous borrowing arrangements, the Company's investment in CoBank will be liquidated over the next five-year period.

Prepaid Manufacturing Expense: The allocation of manufacturing overhead to finished goods produced is on the basis of a production period. Thus at the end of each period, manufacturing costs incurred by seasonal plants, subsequent to the end of previous pack operations, are deferred and included in the accompanying balance sheet. Such costs are applied to inventory during the next production period and recognized as an element of cost of goods sold.

Property, Plant, and Equipment and Related Lease Arrangements: Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 1 to 33 years.

Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features.

Assets held for sale are separately classified on the balance sheet. The recorded value represents an estimate of net realizable value.

Goodwill: Goodwill includes the cost in excess of the fair value of net identifiable assets acquired in purchase transactions. Under the current guidance of SFAS 142, goodwill is no longer amortized, but instead tested annually for impairment. See NOTE 3 to the "Notes to Consolidated Financial Statements."

Other Intangible Assets: Other intangible assets include non-competition agreements, customer relationships, trademarks, and a trademark royalty agreement. Other intangible assets are amortized on a straight-line basis over one to fourteen years. Trademarks have been deemed to have an indefinite life and are, therefore, not amortized.

Long-Lived Assets: It is the Company's policy to review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows.

Other Assets: Other assets are primarily comprised of debt issuance costs. Debt issuance costs are amortized over the term of the debt. Amortization expense incurred was approximately $4.5 million in fiscal 2003 and $2.8 million in each of fiscal 2002 and 2001.

Derivative Financial Instruments: The Company does not engage in interest rate speculation. Derivative financial instruments are utilized to hedge interest rate risk, commodity price risk, and foreign currency related risk and are not held for trading purposes. See NOTE 9 to the "Notes to Consolidated Financial Statements" for additional disclosures of the Company's hedging activities.

Income Taxes: Income taxes are provided on income for financial reporting purposes. Deferred income taxes resulting from temporary differences between financial reporting and tax reporting are appropriately classified in the balance sheet. See NOTE 11 to the "Notes to Consolidated Financial Statements."

Pension: The Company and its subsidiaries have several pension plans and participate in various union pension plans which on a combined basis cover substantially all hourly employees. Charges to income with respect to plans sponsored by the Company and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts. See NOTE 12 to the "Notes to Consolidated Financial Statements" for additional pension related disclosures.

Casualty Insurance: The Company is insured for workers compensation and automobile liability through a primarily self-insured program. The Company accrues for the estimated losses from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims data. The accrual for casualty insurance at June 28, 2003 and June 29, 2002 was $3.6 million and $2.2 million, respectively.

Revenue Recognition: The Company recognizes revenue on shipments on the date the merchandise is received by the customer and title transfers. Product sales are reported net of applicable cash discounts, and sales allowances and promotions.

Shipping and Handling Expense: Shipping and handling expenses are included as a component of cost of sales.

Advertising: Production costs of commercials and programming are charged to operations in the year first aired. The costs of other advertising promotion and marketing programs are expensed when incurred. Advertising expense incurred in fiscal year 2003, 2002, and 2001, amounted to approximately $29.0 million, $18.2 million, and $17.4 million, respectively.

Environmental Expenditures: Environmental expenditures that pertain to current operations are expensed or capitalized consistent with the Company's capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recorded when remedial activities are probable, and the cost can be reasonably estimated.

Income from Great Lakes Kraut Company, LLC: Represents earnings received from the investment in Great Lakes Kraut Company, LLC, a former joint venture formed between Birds Eye Foods and Flanagan Brothers, Inc. See NOTE 7 to the "Notes to Consolidated Financial Statements."

Earnings Per Share Data Omitted: The guidance of SFAS 128, "Earnings per Share," requires presentation of earnings per share by all entities that have issued common stock or potential common stock if those securities trade in a public market either on a stock exchange (domestic or foreign) or in the over-the-counter market. Birds Eye Foods common stock is not publicly traded and, therefore, earnings per share amounts are not presented.

Comprehensive Income: Under SFAS 130, the Company is required to display comprehensive income and its components as part of the financial statements. Comprehensive income/(loss) is comprised of net earnings and other comprehensive income/(loss), which includes certain changes in equity that are excluded from net earnings/(loss). The Company includes adjustments for minimum pension liabilities and unrealized holding gains and losses on hedging transactions in other comprehensive income/(loss).

Disclosures About Fair Value of Financial Instruments: The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and Cash Equivalents and Accounts Receivable: The carrying amount approximates fair value because of the short maturity of these instruments.

     Long-Term Investments: The carrying value of the investment in CoBank was $5.5 million at June 28, 2003. As there is no market price for this investment, a reasonable estimate of fair value is not possible.

     Long-Term Debt: The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities. See NOTE 10 to the "Notes to Consolidated Financial Statements."

NOTE 2.  THE TRANSACTION

On June 20, 2002, Pro-Fac Cooperative, Inc., a New York agricultural cooperative, Birds Eye Foods, at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac and Vestar/Agrilink Holdings LLC, a Delaware limited liability company, entered into a Unit Purchase Agreement. The transactions contemplated in and consummated pursuant to the Unit Purchase Agreement, are referred to herein collectively as the "Transaction." On August 19, 2002, pursuant to the Unit Purchase Agreement:

(i) Pro-Fac contributed to the capital of Agrilink Holdings LLC, a Delaware limited liability company ("Holdings LLC"), all of the shares of Birds Eye Foods common stock owned by Pro-Fac, constituting 100 percent of the issued and outstanding shares of Birds Eye Foods capital stock, in consideration for Class B common units of Holdings LLC, representing a 40.72 percent common equity ownership at the Closing Date; and

(ii) Vestar/Agrilink Holdings and certain co-investors (collectively, "Vestar") contributed cash in the aggregate amount of $175.0 million to the capital of Holdings LLC, in consideration for preferred units, Class A common units, and warrants which were immediately exercised to acquire additional Class A common units. After exercising the warrants, Vestar owned 56.24 percent of the common equity of Holdings LLC. The co-investors are either under common control with, or have delivered an unconditional voting proxy to, Vestar/Agrilink Holdings. The Class A common units entitle the owner thereof - Vestar - to two votes for each Class A common unit held. All other Holdings LLC common units entitle the holder(s) thereof to one vote for each common unit held. Accordingly, Vestar has a voting majority of all common units.

(iii) Immediately following Pro-Fac's contribution of its Birds Eye Foods common stock to Holdings LLC, Holdings LLC contributed those shares valued at $32.1 million to Birds Eye Holdings Inc., formerly Agrilink Holdings Inc., ("Holdings Inc."), a Delaware corporation and a direct, wholly-owned subsidiary of Holdings LLC, and Birds Eye Foods became an indirect, wholly-owned subsidiary of Holdings LLC.

(iv) As part of the Transaction, executive officers of Birds Eye Foods, and certain other members of Birds Eye Foods management, entered into subscription agreements with Holdings LLC to acquire, with a combination of cash and promissory notes issued to Holdings LLC, an aggregate of approximately $1.3 million of Class C common units and Class D common units of Holdings LLC, representing approximately 3.04 percent of the common equity ownership at the closing date. As of June 28, 2003, an additional approximately $0.5 million of Class C common units and Class D common units, representing less than 1 percent of the common equity ownership, remained unissued. The management investors, together with Vestar and Pro-Fac are parties to a Securityholders Agreement and a Limited Liability Company Agreement, which are described in Part III, Item 13 of this Report under the heading "Certain Relationships and Related Transactions -- Certain Agreements Relating to the Transaction."

Prior to the Transaction, certain amounts owed by Pro-Fac to Birds Eye Foods were forgiven. The amounts forgiven were approximately $36.5 million and represented both borrowings for the working capital needs of Pro-Fac and a $9.4 million demand receivable.

The Transaction was accounted for under the purchase method of accounting in accordance with SFAS 141, "Business Combinations." Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at their respective fair values. The final allocation of purchase price has been presented in the financial statements and is based on valuations and other studies which provide the basis for such an allocation.

Holdings Inc. has pushed down its purchase accounting to Birds Eye Foods. In accordance with generally accepted accounting principles, the excess investment made by Holdings Inc. over the fair value of the identifiable assets and liabilities of the Company as of the Closing Date was approximately $46.5 million. The allocation of the purchase price was as follows:

(Dollars in Thousands)

                                         Amount
                                         ------
Working capital                         $278,532
Fixed assets                             218,610
Intangibles:
   Trade names                           154,700
   Customer relationships                  8,000
   Backlog                                   527
   Other intangibles                      11,161
Goodwill                                  46,500
Other non-current assets                  68,224
Long-term debt                          (498,414)
Other non-current liabilities            (86,150)
                                        --------
     Total purchase price               $201,690
                                        ========

As of August 19, 2002, management formulated a plan to exit certain portions of its business. In connection with the Transaction, management determined that approximately 171 employees would be terminated and announced the benefit arrangements to those employees. These activities surrounded the Company's decision to exit the popcorn and applesauce businesses and to relocate its marketing function to Rochester, New York. As a result, approximately $2.0 million in severance costs and other related exit costs were accrued for in purchase accounting in accordance with Emerging Issues Task Force ("EITF") 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Approximately $1.0 million has been liquidated as of June 28, 2003.

In February 2003, also in connection with the Transaction, the Company announced that it would be closing and downsizing several vegetable processing facilities and consolidating production over 4 to 15 months to create more efficient facilities. The announcement was in furtherance of the final formulation of the exit plan. The facilities impacted include those in Barker, New York; Bridgeville, Delaware; Green Bay, Wisconsin; Oxnard, California; Uvalde, Texas, the fresh production operation at Montezuma, Georgia; Lawton, Michigan; and Fond du Lac, Wisconsin. Subsequent to closure, the Company intends to dispose of these properties. In connection with these closings, 309 full-time production employees were notified of their termination and benefit arrangements. Additional costs to complete the exit plan include facility closure costs, lease penalties, and contractual cancellation and termination fees. The following table reflects the amount recorded as a liability for the exit plan to close these facilities as well as amounts liquidated as of June 28, 2003. Adjustments to this liability reflect additional information previously unavailable and the result of negotiations completed by management:


                                   Contractual         Severance
                                  Penalties and           and
                                   Other Costs       Related Costs
                                   -----------       -------------
Initial liability                     $6.2               $2.3
Utilization                           (0.8)              (0.4)
Adjustments                            0.7               (0.5)
                                      ----               ----
Balance at June 28, 2003              $6.1               $1.4
                                      ====               ====

The following unaudited pro forma financial information presents a summary of consolidated results of operations of the Company as if the Transaction had occurred at the beginning of the periods presented.

(Dollars in Thousands)

                                            Predecessor         Predecessor          Predecessor
                                          June 30, 2002-     Fiscal Year Ended    Fiscal Year Ended
                                            August 18,            June 29,             June 30,
                                               2002                 2002                 2001
                                          --------------     -----------------    -----------------
Net Sales                                     $99,216             $964,454            $1,093,742
Income before discontinued operations           1,072               32,560                26,315
Net Income                                        832               29,721                25,850


These unaudited pro forma results have been prepared for comparative purposes only and primarily include adjustments for interest expense, taxes, depreciation, the fair values of operating leases, income from the Transitional Services Agreement with Pro-Fac and the elimination of the historical share of income or loss that has been recorded. Included in pro forma net income for the fiscal year ended June 29, 2002 are items of approximately $2.6 million related to restructuring expense and a $2.5 million gain from pension curtailment. Excluded from pro forma net income for the fiscal year ended June 29, 2002 is a non-recurring goodwill impairment charge in the amount of approximately $179.0 million. These results do not purport to be indicative of the results of operations which actually would have resulted had the Transaction occurred at the beginning of the 2001 fiscal year, or of the future operations of the successor company.

NOTE 3.  ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

Effective July 1, 2001, Birds Eye Foods adopted SFAS 142, "Goodwill and Other Intangible Assets," which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when the carrying amount of the reporting unit's goodwill exceeds its implied fair value. The Company completed the required impairment evaluation of goodwill and other intangible assets in conjunction with its adoption of SFAS 142 which indicated no impairment existed at that time.

During the quarter ended June 29, 2002, the Company identified certain indicators of possible impairment of its goodwill. The main indicators of impairment included the recent deterioration of general economic conditions, lower valuations resulting from current market declines, modest category declines in segments in which the Company operates, and the completion of the terms of the Transaction with Pro-Fac and Vestar/Agrilink Holdings. These factors indicated an erosion in the market value of the Company since the adoption of SFAS 142.

As outlined under SFAS 142, the impairment test adhered to was a two-step process. The first step was a review as to whether there was an indication that goodwill was impaired. To do this, the Company identified its reporting units and determined the carrying value of each by assigning the Company's assets and liabilities, including existing goodwill. The Company then determined the fair value of each reporting unit by using a combination of comparable food industry trading and transaction multiples, including the implied multiple in the Transaction with Pro-Fac and Vestar/Agrilink Holdings. See NOTE 2 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the Transaction.

In the second step, the Company compared the implied fair value of the goodwill for the affected reporting units to its carrying value to measure the amount of the impairment. In the fourth quarter of fiscal 2002, Birds Eye Foods recorded a pretax, non-cash charge of approximately $179.0 million to reduce the carrying value of its goodwill. The tax benefit associated with this non-cash charge was approximately $41.5 million.

During the quarter ended June 28, 2003, the Company performed the annual impairment test as required by SFAS 142. The fair value of the Company's reporting units was determined and was compared to their carrying value, indicating that no impairment exists at this time.

A summary of changes in the Company's goodwill during the year by business segment is outlined as follows:

(Dollars in Thousands)

                     August 19,        Effects of       Disposition     June 28,
                        2002        the Transaction    of Veg-All(1)      2003
                     ----------     ---------------    -------------   --------
Branded frozen           $ 0             $27,760          $     0       $27,760
Branded dry                0              18,740           (9,450)        9,290
Non-branded                0                   0                0             0
                         ---             -------          -------       -------
Total                    $ 0             $46,500          $(9,450)      $37,050
                         ===             =======          =======       =======

(1) Represents the amount of goodwill removed as a result of the disposition of the Veg-All business. See NOTE 5 to the "Notes to Consolidated Financial Statements."

As outlined in SFAS 142, certain intangibles with a finite life, however, are required to continue to be amortized. These intangibles are being amortized on a straight-line basis over approximately 1 to 14 years. The following schedule sets forth the major classes of intangible assets held by the Company:

(Dollars in Thousands)

                                            Successor                  Predecessor
                                             June 28,                    June 29,
                                               2003                        2002
                                    ------------------------    ------------------------
                                     Gross                       Gross
                                    Carrying    Accumulated     Carrying    Accumulated
                                     Amount     Amortization     Amount     Amortization
                                     ------     ------------     ------     ------------
Amortized intangible assets:
   Covenants not to compete        $    588       $  (139)      $ 2,478       $(1,673)
   Customer relationships             8,000          (778)            0             0
   Other                             10,406          (656)       12,000        (1,500)
                                   --------       -------       -------       -------
      Total                        $ 18,994       $(1,573)      $14,478       $(3,173)
                                   --------       -------       -------       -------

Unamortized intangible assets:
   Trademarks                      $150,900                     $     0
                                   --------                     -------
      Total                        $169,894                     $14,478
                                   ========                     =======

The aggregate amortization expense associated with intangible assets was approximately $2.3 million for the successor period August 19, 2002 through June 28, 2003, $0.1 for the predecessor period June 30, 2002 through August 18, 2002, and $1.1 million for fiscal 2002. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)
2004                      $1,798
2005                       1,778
2006                       1,778
2007                       1,650
2008                       1,639


A reconciliation of reported net income for fiscal 2001 adjusted to reflect the adoption of SFAS 142 is provided below.

(Dollars in Thousands)

                                                     Predecessor
                                                       June 30,
                                                         2001
                                                     -----------
Reported net income                                     $   71
Addback: goodwill amortization (net of taxes)            5,140
                                                        ------
Adjusted net income                                     $5,211
                                                        ======

NOTE 4.  AGREEMENTS WITH PRO-FAC

In connection with the Transaction, Birds Eye Foods and Pro-Fac entered into several agreements effective as of the Closing Date, including the following:

(i) Termination Agreement. Pro-Fac and Birds Eye Foods entered into a letter agreement dated as of the Closing Date (the "Termination Agreement"), pursuant to which, among other things, the marketing and facilitation agreement between Pro-Fac and Birds Eye Foods (the "Old Marketing and Facilitation Agreement") which, until the Closing Date, governed the crop supply and purchase relationship between Birds Eye Foods and Pro-Fac, was terminated. In consideration of such termination, Birds Eye Foods agreed to pay Pro-Fac a termination fee of $10.0 million per year for five years, provided that certain ongoing conditions are met, including maintaining grower membership levels sufficient to generate certain minimum crop supply. The $10.0 million payment is payable in quarterly installments as follows: $4.0 million on each July 1, and $2.0 million each on October 1, January 1, and April 1. The Termination Agreement outlined that the first payment in the amount of $4.0 million was to be paid on the Closing Date and the next payment to be made by October 1, 2002 and quarterly thereafter as outlined. The liability for the Termination Agreement has been reflected at fair value utilizing a discount rate of 11 1/2 percent. The amount of the obligation under the Termination Agreement was $32.8 million as of June 28, 2003.

(ii) Amended and Restated Marketing and Facilitation Agreement. Pro-Fac and Birds Eye Foods entered into an amended and restated marketing and facilitation agreement dated as of the Closing Date (the "Amended and Restated Marketing and Facilitation Agreement"). The Amended and Restated Marketing and Facilitation Agreement replaces the Old Marketing and Facilitation Agreement and provides that, among other things, Pro-Fac will be Birds Eye Foods' preferred supplier of crops. Birds Eye Foods will continue to pay the commercial market value ("CMV") of crops supplied by Pro-Fac, in installments corresponding to the dates of payment by Pro-Fac to its members for crops delivered. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market areas. The processes for determining CMV under the Amended and Restated Marketing and Facilitation Agreement are substantially the same as the processes used under the Old Marketing and Facilitation Agreement. Birds Eye Foods will make payments to Pro-Fac of an estimated CMV for a particular crop year, subject to adjustments to reflect the actual CMV following the end of such year. Commodity committees of Pro-Fac will meet with Birds Eye Foods management to establish CMV guidelines, review calculations, and report to a joint CMV committee of Pro-Fac and Birds Eye Foods. Amounts paid by Birds Eye Foods to Pro-Fac for the CMV of crops supplied for the fiscal years ended June 28, 2003, June 29, 2002, and June 30, 2001 were $56.8 million, $71.7 million, and $69.0 million, respectively.

Unlike the Old Marketing and Facilitation Agreement, the Amended and Restated Marketing and Facilitation Agreement does not permit Birds Eye Foods to offset its losses from products supplied by Pro-Fac or require it to share with Pro-Fac its profits and it does not require Pro-Fac to reinvest in Birds Eye Foods any part of Pro-Fac's patronage income. Under the Old Marketing and Facilitation Agreement, in any year in which the Company had earnings on products which were processed from crops supplied by Pro-Fac, the Company paid to Pro-Fac, as additional patronage income, 90 percent of such earnings, but in no case more than 50 percent of all pretax earnings of the Company (before dividing with Pro-Fac). In years in which the Company had losses on crops supplied by Pro-Fac, the Company reduced the CMV it would otherwise pay to Pro-Fac by 90 percent of such losses, but in no case by more than 50 percent of all pretax losses of the Company (before dividing with Pro-Fac). Additional patronage income was paid to Pro-Fac for services provided to Birds Eye Foods, including the provision of a long term, stable crop supply, favorable payment terms for crops, and the sharing of risks of losses of certain operations of the business. Earnings and losses were determined at the end of the fiscal year, but were accrued on an estimated basis during the year. For the fiscal years ended June 29, 2002 and June 30, 2001, Pro-Fac's share of income was $16.8 million and $0.7 million, respectively.

The Amended and Restated Marketing and Facilitation Agreement also provides that Birds Eye Foods will continue to provide to Pro-Fac services relating to planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past practices. In addition, for a period of five years from the Closing Date, Birds Eye Foods will provide Pro-Fac with services related to the expansion of the market for the agricultural products of Pro-Fac members (at no cost to Pro-Fac other than reimbursement of Birds Eye Foods' incremental and out-of-pocket expenses related to providing such services as agreed to by Pro-Fac and Birds Eye Foods).

Under the Amended and Restated Marketing and Facilitation Agreement, Birds Eye Foods determines the amount of crops which Birds Eye Foods will acquire from Pro-Fac for each crop year. If the amount to be purchased by Birds Eye Foods during a particular crop year does not meet (i) a defined crop amount and (ii) a defined target percentage of Birds Eye Foods' needs for each particular crop, then certain shortfall payments will be made by Birds Eye Foods to Pro-Fac. The defined crop amounts and targeted percentages were set based upon the needs of Birds Eye Foods in the 2001 crop year (fiscal 2002). The shortfall payment provisions of the agreement include a maximum shortfall payment, determined for each crop, that can be paid over the term of the Amended and Restated Marketing and Facilitation Agreement. The aggregate shortfall payment amounts for all crops covered under the agreement cannot exceed $20.0 million over the term of the agreement.

Unless terminated earlier, the Amended and Restated Marketing and Facilitation Agreement will continue in effect until August 19, 2012. Birds Eye Foods may terminate the Amended and Restated Marketing and Facilitation Agreement prior to August 19, 2012 upon the occurrence of certain events, including in connection with a change in control transaction affecting Birds Eye Foods or Holdings Inc. However, in the event Birds Eye Foods terminates the Amended and Restated Marketing and Facilitation Agreement as a result of a change in control transaction within three years of the Closing Date, Birds Eye Foods must pay to Pro-Fac a termination fee of $20.0 million (less the total amount of any shortfall payments previously paid to Pro-Fac under the Amended and Restated Marketing and Facilitation Agreement). Also, if, during the first three years after the Closing Date, Birds Eye Foods sells one or more portions of its business, and if the purchaser does not continue to purchase the crops previously purchased by Birds Eye Foods with respect to the transferred business, then such failure will be taken into consideration when determining if Birds Eye Foods is required to make any shortfall payments to Pro-Fac. After such three-year period, Birds Eye Foods may sell portions of its business and the volumes of crop purchases previously made by Birds Eye Foods with respect to such transferred business will be disregarded for purposes of determining shortfall payments.

(iii) Transitional Services Agreement. Pro-Fac and Birds Eye Foods entered into a transitional services agreement (the "Transitional Services Agreement") dated as of the Closing Date, pursuant to which Birds Eye Foods agreed to provide Pro-Fac certain administrative and other services for a period of 24 months from the Closing Date. Birds Eye Foods will generally provide such services at no charge to Pro-Fac, other than reimbursement of the incremental and out-of-pocket costs associated with performing those services for Pro-Fac. The value of the services to be provided to Pro-Fac has been estimated at approximately $1.1 million. The amount of the obligation outstanding under the Transitional Services Agreement as of June 28, 2003 was $0.6 million. This obligation will be reduced on a straight-line basis over the term of the agreement and as services are provided. Also pursuant to the Transitional Services Agreement, the general manager of Pro-Fac may also be an employee of Birds Eye Foods, in which case he will report to the chief executive officer of Birds Eye Foods with respect to his duties for Birds Eye Foods, and to the Pro-Fac board of directors with respect to duties performed by him for Pro-Fac. All other individuals performing services under the Transitional Services Agreement are employees of Birds Eye Foods and report to the chief executive officer or other representatives of Birds Eye Foods.

(iv) Credit Agreement. Birds Eye Foods and Pro-Fac have entered into a Credit Agreement, dated August 19, 2002 (the "Credit Agreement"), pursuant to which Birds Eye Foods has agreed to make available to Pro-Fac loans in an aggregate principal amount of up to $5.0 million (the "Credit Facility"). Pro-Fac is permitted to draw up to $1.0 million per year under the Credit Facility, unless Birds Eye Foods is prohibited from making such advances under the terms of certain third party indebtedness of Birds Eye Foods. The amount of the Credit Facility will be reduced, on a dollar-for-dollar basis, to the extent of certain distributions made by Holdings LLC to Pro-Fac in respect of its ownership in Holdings LLC. Pro-Fac has pledged all of its Class B Common Units in Holdings LLC as security for advances under the Credit Facility. The Credit Facility bears interest at the rate of 10 percent per annum. As of June 28, 2003, there was $0.7 million outstanding under this Credit Agreement.

In addition, prior to the Transaction, certain amounts totaling $36.5 million owed by Pro-Fac to Birds Eye Foods were forgiven, including both borrowings for the working capital needs of Pro-Fac and a $9.4 million demand receivable.

NOTE 5.  DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

As of August 19, 2002, the Company committed to a plan to sell the popcorn, applesauce, and Veg-All operations previously reported in the branded dry and non-branded segments, and completed these transactions in fiscal 2003.

On September 25, 2002, the Company sold its applesauce business to Knouse Foods. Applesauce had been produced in the Company's Red Creek, New York and Fennville, Michigan facilities. This sale resulted in the closure of the Red Creek, New York facility. The Michigan plant will continue to operate as a production facility.

On March 14, 2003, the Company sold its popcorn business and production facility in Ridgway, Illinois to Gilster-Mary Lee Corporation.

On June 27, 2003, the Company sold its Veg-All business to Allen Canning Company. This sale resulted in the closure of the Company's Green Bay facility.

The implementation of SFAS 144 resulted in the classification and separate financial presentation of those businesses as discontinued operations and their operations are, therefore, excluded from continuing operations. All prior period Statements of Operations have been reclassified to reflect the discontinuance of these operations. No gain or loss was recognized as a result of the disposition of these operations.

The operating results of those businesses classified as discontinued operations in the Statement of Operations are summarized as follows:

                                                     Periods Ended                     Fiscal Years Ended
                                         ------------------------------------      --------------------------
                                            Successor          Predecessor         Predecessor    Predecessor
                                         August 19, 2002-     June 30, 2002-         June 29,       June 30,
                                          June 28, 2003      August 18, 2003           2002           2001
                                         ----------------    ----------------      -----------    -----------
Net Sales                                     $31,684             $4,511             $46,086        $47,638
                                              =======             ======             =======        =======
Loss before income taxes                      $  (920)            $ (407)            $(3,523)       $(4,789)
Income tax (provision)/benefit                   (624)               167                 684          4,324
                                              -------             ------             -------        -------
Discontinued operations, net of tax           $(1,544)            $ (240)            $(2,839)       $  (465)
                                              =======             ======             =======        =======


In February 2003, in connection with the Transaction, the Company announced that it would be closing and downsizing several vegetable processing facilities and consolidating production over 4 to 15 months to create more efficient facilities. Having met the criteria outlined in SFAS 144, the following properties are classified as assets held for sale on the Company's Consolidated Balance Sheet as of June 28, 2003: Bridgeville, Delaware; Green Bay, Wisconsin; Uvalde, Texas and the fresh production operation at Montezuma, Georgia. The Company is actively marketing these properties for sale, and intends to dispose of these properties within one year. In addition, equipment at the leased facility in Oxnard, California is included in held for sale.

As a result of the Company's decision to sell the popcorn and applesauce operations, certain assets were classified as held for sale. Included in held for sale at June 28, 2003 is the Red Creek, New York facility and the remaining inventory.

Also included in assets held for sale are facilities located in Alamo, Texas; Enumclaw, Washington; Sodus, Michigan; Hortonville, Wisconsin; and Alton, New York facilities. These facilities are being actively marketed for sale.

The major classes of assets included in the Consolidated Balance Sheets as assets held for sale at net realizable value are as follows:

(Dollars in Thousands)
                                               Successor         Predecessor
                                                June 28,           June 29,
                                                  2003               2002
                                               ---------         -----------
Inventories                                     $    80             $    0
Property, plant and equipment, net               13,421              3,890
                                                -------            -------
   Total                                        $13,501             $3,890
                                                =======             ======

NOTE 6.  INVENTORIES

The major classes of inventories are as follows:

(Dollars in Thousands)
                                      Successor         Predecessor
                                       June 28,           June 29,
                                         2003               2002
                                      ---------         -----------
Finished goods                         $185,983           $266,469
Raw materials and supplies               20,601             27,846
                                       --------           --------
     Total inventories                 $206,584           $294,315
                                       ========           ========

NOTE 7.  GREAT LAKES KRAUT COMPANY, LLC TRANSACTION

On July 1, 1997, the Company and Flanagan Brothers, Inc. ("Flanagan Brothers") of Bear Creek, Wisconsin contributed all their assets involved in sauerkraut production to form a new sauerkraut company. This company, Great Lakes Kraut Company, LLC, ("GLK") operated as a New York limited liability company with ownership and earnings divided equally between the two owners. The joint venture was accounted for using the equity method of accounting.

Birds Eye Foods reached an agreement with Flanagan Brothers to transfer the operating business of GLK to a newly-formed subsidiary of Flanagan Brothers, pursuant to certain "buy-sell" provisions of the limited liability company agreement of GLK (the "GLK Transaction"). In the GLK Transaction, a newly-formed subsidiary of Birds Eye Foods, GLK Holdings, Inc., invested $11.1 million in GLK, which was used to reduce the debt of GLK. Flanagan Brothers exchanged its interest in GLK in return for a transfer to a newly-formed subsidiary of Flanagan Brothers of all of the operating assets of GLK and the assumption of all liabilities relating to the business of GLK. At the closing, GLK repaid $5.2 million to Birds Eye Foods for certain working capital loans made to GLK by Birds Eye Foods. After the GLK Transaction, Birds Eye Foods and GLK Holdings Inc. own 100 percent of GLK which has been renamed GLK, LLC and will continue to own the Subordinated Promissory Note (see NOTE 10 to the "Notes to Consolidated Financial Statements") of Birds Eye Foods and certain operating assets of Birds Eye Foods or subsidiaries of Birds Eye Foods to be transferred. The GLK Transaction closed effective March 2, 2003. As a result of the GLK Transaction, the Subordinated Promissory Note of Birds Eye Foods, the Company's investment in GLK, and all working capital advances to GLK were eliminated on a consolidated basis. Summarized financial information of Great Lakes Kraut Company, LLC is as follows:

Condensed Statement of Earnings
(Dollars in Thousands)

                                               Fiscal Years Ended
                                  ------------------------------------------
                                  June 30, 2002-
                                  March 1, 2003       June 29,      June 30,
                                   (Unaudited)          2002          2001
                                  --------------      --------      --------
Net sales and other revenue          $25,907           $36,324       $32,996
Gross profit                         $ 4,101           $ 5,008       $ 5,556
Operating income                     $ 2,612           $ 3,465       $ 3,600
Net income                           $ 4,094           $ 4,914       $ 3,559

Condensed Balance Sheet
(Dollars in Thousands)

                                     June 29,
                                       2002
                                     --------
Current assets                       $10,117
Non-current assets                   $39,958
Current liabilities                  $14,155
Non-current liabilities              $14,665

NOTE 8. PROPERTY, PLANT AND EQUIPMENT AND RELATED OBLIGATIONS

The following is a summary of property, plant and equipment and related obligations at June 28, 2003 and June 29, 2002:

(Dollars in Thousands)

                                                    Successor                              Predecessor
                                                    June 28,                                 June 29,
                                                      2003                                     2002
                                       ---------------------------------------      ----------------------------------
                                         Owned       Leased                      Owned        Leased
                                         Assets      Assets           Total      Assets        Assets        Total
                                       -----------  ----------    -----------   ---------      -------     -----------
Land                                   $ 12,640    $     0       $ 12,640      $  12,600      $     0     $  12,600
Land improvements                         3,706          0          3,706          7,624            0         7,624
Buildings                                58,125        395         58,520        107,923          395       108,318
Machinery and equipment                 131,167      3,869        135,036        311,954        4,103       316,057
Construction in progress                  8,944          0          8,944         10,221            0        10,221
                                       --------    -------       --------      ---------      -------     ---------
                                        214,582      4,264        218,846        450,322        4,498       454,820
Less accumulated depreciation           (22,183)    (1,464)       (23,647)      (165,651)      (1,049)     (166,700)
                                       --------    -------       --------      ---------      -------     ---------
Net                                    $192,399    $ 2,800       $195,199      $ 284,671      $ 3,449     $ 288,120
                                       ========    =======       ========      =========      =======     =========

Obligations under capital leases(1)                $ 2,537                                   $  3,349
Less current portion                                  (704)                                      (821)
                                                   -------                                   ---------
Long-term portion                                  $ 1,833                                   $  2,528
                                                   =======                                   =========

(1) Represents the present value of net minimum lease payments calculated at the Company's incremental borrowing rate at the inception of the leases, which ranged from 6.3 percent to 9.8 percent.

Interest capitalized in conjunction with construction amounted to approximately $0.3 million, $0.5 million, and $0.6 million, in fiscal 2003, 2002, and 2001, respectively.

The following is a schedule of future minimum lease payments together with the present value of the minimum lease payments related to capitalized leases, both as of June 28, 2003.

(Dollars in Thousands)

                  Fiscal Year Ending Last                         Capital          Operating      Total Future
                     Saturday In June                             Leases             Leases       Commitment
                  ------------------------                        -------          ----------     ----------
                         2004                                         924              5,708           6,632
                         2005                                         837              5,114           5,951
                         2006                                         776              4,060           4,836
                         2007                                         454              2,635           3,089
                         2008                                          11              2,296           2,307
                     Later years                                        0              6,875           6,875
                                                                  -------          ---------       ---------
                  Net minimum lease payments                        3,002          $  26,688       $  29,690
                                                                                   =========       =========
                  Less amount representing interest                  (465)
                                                                  -------
                  Present value of minimum lease payments         $ 2,537
                                                                  =======

Total rent expense related to operating leases (including lease arrangements of less than one year which are not included in the previous table) amounted to $11.8 million, $11.5 million, and $11.1 million for fiscal years 2003, 2002, and 2001, respectively.

NOTE 9. ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS 133 requires the recognition of all derivative financial instruments as either assets or liabilities in the balance sheet and measurement of those instruments at fair value. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flow of the asset or liability hedged. Under the provisions of SFAS 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge.

The Company, as a result of its operating and financing activities, is exposed to changes in foreign currency exchange rates and certain commodity prices which may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, the Company may enter into derivative contracts.

Foreign Currency: The Company manages its foreign currency related risk primarily through the use of foreign currency forward contracts. The contracts held by the Company are denominated in Mexican pesos.

The Company has entered into foreign currency forward contracts that are designated as cash flow hedges of exchange rate risk related to forecasted foreign currency-denominated intercompany sales. At June 28, 2003, the Company had cash flow hedges for the Mexican peso with maturity dates ranging from July 2003 to June 2004 for 125 million pesos. The forward contracts hedge approximately 80 percent of the Company's planned intercompany sales.

At June 28, 2003, the fair value of the open contracts was an after-tax gain of approximately $0.3 million recorded in accumulated other comprehensive income in shareholder's equity. Amounts deferred to accumulated other comprehensive income will be reclassified into cost of goods sold. For the year ended June 28, 2003, approximately $0.1 million has been reclassified from other comprehensive income to cost of goods sold. Hedge ineffectiveness was insignificant.

Commodity Prices: The Company is exposed to commodity price risk related to forecasted purchases of corrugated (unbleached kraftliner) in its manufacturing process. To mitigate this risk, the Company entered into a swap agreement on January 8, 2002, which matured June 30, 2003, and two swap agreements on May 29, 2003, which mature June 30, 2004. All three swap agreements are designated as cash flow hedges of the Company's forecasted corrugated purchases. At June 28, 2003, the Company had open swaps hedging approximately 65 percent of its planned corrugated requirements. The fair value of the agreements is an after-tax loss of approximately $18,000 recorded in accumulated other comprehensive income in shareholder's equity.

The Company is also exposed to commodity price risk related to forecasted purchases of polyethylene in its manufacturing process. To mitigate this risk, the Company entered into two swap agreements on April 11, 2002 and January 28, 2003 designated as cash flow hedges of its forecasted polyethylene purchases. The termination dates for the agreements were June 30, 2003 and June 30, 2004, respectively. The swaps hedge approximately 80 percent of the Company's planned polyethylene requirements. The fair value of the agreement is an after-tax gain of approximately $24,000 recorded in accumulated other comprehensive income in shareholder's equity.

NOTE 10.      DEBT

The following is a summary of long-term debt outstanding:

(Dollars in Thousands)
                                                            Successor        Predecessor
                                                            June 28,          June 29,
                                                              2003              2002
                                                           ----------        ---------
Term Loan Facility                                         $268,650         $400,800
Senior Subordinated Notes                                   207,086          200,015
Subordinated Promissory Note (net of discount)                    0           32,696
Other                                                         3,845            4,462
                                                           --------         --------
Total debt                                                  479,581          637,973
Less current portion                                        (19,611)         (14,916)
                                                           --------         --------
Total long-term debt                                       $459,970         $623,057
                                                           ========         ========

Bank Debt: In connection with the Transaction, Birds Eye Foods and certain of its subsidiaries entered into a senior secured credit facility (the "Senior Credit Facility") in the amount of $470.0 million with a syndicate of banks and other lenders arranged and managed by JPMorgan Chase Bank ("JPMorgan Chase Bank"), as administrative and collateral agent. The Senior Credit Facility is comprised of (i) a $200.0 million senior secured revolving credit facility (the "Revolving Credit Facility") and (ii) a $270.0 million senior secured B term loan (the "Term Loan Facility"). The Revolving Credit Facility has a maturity of five years and allows up to $40.0 million to be available in the form of letters of credit.

The Senior Credit Facility bears interest at the Company's option, at a base rate or LIBOR plus, in each case, an applicable percentage. The appropriate applicable percentage corresponds to the Company's Consolidated Leverage Ratio, as defined by the senior credit agreement (the "Senior Credit Agreement"), and is adjusted quarterly based on the calculation of the Consolidated Leverage Ratio. As of June 28, 2003, the Senior Credit Facility bears interest in the case of base rate loans at the base rate plus (i) 1.25 percent for loans under the Revolving Credit Facility, and (ii) 1.75 percent for loans under the Term Loan Facility or in the case of LIBOR loans at LIBOR plus (i) 2.25 percent for loans under the Revolving Credit Facility and (ii) 2.75 percent for loans under the Term Loan Facility. The incremental percentages presented vary based upon the Company's Consolidated Leverage Ratio, as defined. As of June 28, 2003, the interest rate under the Term Loan Facility was approximately 3.77 percent. The initial unused commitment fee is 0.375 percent on the daily average unused commitment under the Revolving Credit Facility and also varies based on the Company's Consolidated Leverage Ratio.

The Term Loan Facility requires payments in quarterly installments in the amount of $675,000 until September 30, 2007. Beginning December 31, 2007, the quarterly payments are $64,125,000. The Term Loan Facility matures August 2008 upon which the balance will be due. The Term Loan Facility is also subject to mandatory prepayments under various scenarios as defined in the Senior Credit Agreement. Provisions of the Senior Credit Agreement require that annual payments, within 105 days after the end of each fiscal year, in the amount of "excess cash flow" be utilized to prepay the commitment at an applicable percentage that corresponds to the Company's Consolidated Leverage Ratio. The amount of "excess cash flow" at June 28, 2003 is estimated to be $13.1 million. This amount is required to be paid on or before October 11, 2003.

The Senior Credit Facility contains customary covenants and restrictions on the Company's activities, including but not limited to: (i) limitations on the incurrence of indebtedness; (ii) limitations on sale-leaseback transactions, liens, investments, loans, advances, guarantees, acquisitions, asset sales, and certain hedging agreements; and (iii) limitations on transactions with affiliates and other distributions. The Senior Credit Facility also contains financial covenants requiring the Company to maintain a maximum average debt to EBITDA ratio, a maximum average senior debt to EBITDA ratio, and a minimum EBITDA to interest expense ratio. The Company is in compliance with all covenants, restrictions, and requirements under the terms of the Senior Credit Facility.

The proceeds of the Term Loan Facility and borrowings under the Revolving Credit Facility, together with Vestar's $175.0 million investment, were used to repay and terminate Birds Eye Foods' indebtedness under its senior credit facilities with Harris Trust and Savings Bank and the lenders thereunder, to consummate the Transaction, and to pay related fees and expenses incurred in the Transaction.

The Company's obligations under the Senior Credit Facility are guaranteed by Holdings Inc. and certain of the Company's subsidiaries.

Senior Subordinated Notes - 11 7/8 Percent (due 2008): In fiscal 1999, the Company issued Senior Subordinated Notes (the "Notes") for $200.0 million aggregate principal amount due November 1, 2008. Interest on the Notes accrues at the rate of 11 7/8 percent per annum and is payable semiannually in arrears on May 1 and November 1.

The Notes represent general unsecured obligations of the Company, subordinated in right of payment to certain other debt obligations of the Company (including the Company's obligations under the Senior Credit Facility). The Notes are guaranteed by Pro-Fac and certain of the Company's subsidiaries.

The Notes contain customary covenants and restrictions on the Company's ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens; (ii) limitations on consolidations, mergers, sales of assets, transactions with affiliates; and (iii) limitations on dividends and other distributions. The Company is in compliance with or has obtained bondholder consents for all covenants, restrictions, and requirements under the Notes.

Additionally, in order to facilitate the Transaction, Birds Eye Foods sought and obtained the consent of the holders of the Notes to amend or waive certain provisions in the indenture governing the Notes.

In connection with the Transaction, the Company recorded the Notes at estimated fair value, $208.2 million. The $8.2 million premium is being amortized against interest expense over the life of the Notes.

Senior Subordinated Notes - 12 1/4 Percent (due 2005, "Old Notes"): In fiscal 1999, in conjunction with the Dean Foods Vegetable Company acquisition, the Company repurchased $159,985,000 principal amount of its Old Notes, of which $160.0 million aggregate principal amount was previously outstanding. Holders who tendered consented to certain amendments to the indenture relating to the Old Notes, which eliminated or amended substantially all the restrictive covenants and certain events of default contained in such indenture. In May 2003, the Company repurchased the remaining balance of $15,000.

Subordinated Promissory Note: As partial consideration for the acquisition in fiscal 1999 of the Dean Foods Vegetable Company, the frozen and canned vegetable business of Dean Foods Company ("Dean Foods"), the Company issued to Dean Foods a Subordinated Promissory Note for $30.0 million aggregate principal amount due November 22, 2008. On December 1, 2000, Dean Foods sold the Subordinated Promissory Note to GLK, a former joint venture between the Company and Flanagan Brothers, Inc. As a result of the GLK Transaction, the Subordinated Promissory Note was eliminated on a consolidated basis. See NOTE 7 to the "Notes to Consolidated Financial Statements" for additional disclosure.

Revolving Credit Facility: Borrowings under short-term Revolving Credit Facilities were as follows:

         (Dollars in Thousands)

                                                                                   Fiscal Years Ended
                                                           -----------------------------------------------------------------
                                                              June 28,                  June 29,                 June 30,
                                                                2003                      2002                     2001
                                                           --------------            ------------             --------------
         Balance at end of period                            $        0                $        0               $       0
         Rate at fiscal year end                                   0.0%                      0.0%                    0.0%
         Maximum outstanding during the period               $   29,100                $  136,300               $ 121,000
         Average amount outstanding during the period        $    6,300                $   83,300               $  76,900
         Weighted average interest rate during the period          4.7%                      5.6%                    9.2%


As of June 29, 2003, there were $25.2 million in letters of credit outstanding under the Revolving Credit Facility.

Fair Value: The estimated fair value of long-term debt outstanding was approximately $487.3 million and $646.3 million at June 28, 2003 and June 29, 2002, respectively. The fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to the Company for debt with similar maturities.

Other Debt: Other debt of $3.8 million carries rates up to 5.76 percent at June 28, 2003 and matures in fiscal 2004.

NOTE 11.      TAXES ON INCOME

The (provision)/benefit for taxes on income include the following:

(Dollars in Thousands)

                                                          Periods Ended
                                                -----------------------------------              Fiscal Years Ended
                                                    Successor           Predecessor         -----------------------------
                                                 August 19, 2002 -     June 30, 2002 -       Predecessor     Predecessor
                                                  June 28, 2003        August 18, 2003      June 29, 2002   June 30, 2001
                                                ------------------     ---------------      -------------   -------------
   Federal -
     Current                                       $    3,593         $   (2,598)           $    766         $    (915)
     Deferred                                         (17,130)             2,253              28,741            (3,118)
                                                   ----------         ----------            --------         ---------
                                                      (13,537)              (345)             29,507            (4,033)
                                                   ----------         ----------            --------         ---------
   State and foreign -
     Current                                              399               (289)             (1,893)             (605)
     Deferred                                          (1,739)               408               3,192              (346)
                                                   ----------         ----------            --------         ---------
                                                       (1,340)               119               1,299              (951)
                                                   ----------         ----------            --------         ---------
                                                   $  (14,877)        $     (226)           $ 30,806         $  (4,984)
                                                   ==========         ==========            ========         =========


A reconciliation of the Company's effective tax rate to the amount computed by applying the federal income tax rate to income before taxes and discontinued operations is as follows:

                                                              Periods Ended
                                                 -----------------------------------------            Fiscal Years Ended
                                                    Successor               Predecessor       ---------------------------------
                                                 August 19, 2002 -        June 30, 2002 -      Predecessor       Predecessor
                                                    June 28, 2003          August 18, 2003    June 29, 2002     June 30, 2001
                                                 --------------------      ---------------    --------------    -------------
Statutory federal rate                                35.0%               35.0%                   35.0%              35.0%
State and foreign income taxes, net
    of federal income tax benefit                      4.9%                0.3%                    0.8%             (60.7)%
Goodwill and other intangible assets                   0.0%                0.0%                  (15.6)%            101.4%
Meals and entertainment                                0.4%                2.5%                   (0.1)%             24.4%
Dividend received reduction                            0.0%                0.0%                    0.0%              (4.9)%
Other, net                                            (0.3)%               3.2%                   (0.7)%             (4.9)%
                                                      ----                ----                   -----              -----
   Effective Tax Rate                                 40.0%               41.0%                   19.4%              90.3%
                                                      ====                ====                   =====              =====

Deferred tax (liabilities)/assets consist of the following:


(Dollars in Thousands)
                                                                         Successor            Predecessor
                                                                         June 28,              June 29,
                                                                           2003                  2002
                                                                       ------------          -----------
Liabilities -
   Depreciation                                                         $(23,727)            $(46,277)
   Goodwill and other intangible assets                                  (24,122)                   0
   Prepaid manufacturing expense                                          (4,689)              (7,456)
   Investment in Great Lakes Kraut Company, LLC                                0               (2,585)
   Discount on Subordinated Promissory Notes                                   0               (1,180)
                                                                        --------             --------
     Total deferred tax liabilities                                      (52,538)             (57,498)
                                                                        --------             --------
Assets -
   Inventories                                                            13,888               11,919
   Goodwill and other intangible assets                                        0               30,968
   Credits and operating loss carryforwards                               27,667               19,211
   Insurance accruals                                                      2,162                2,681
   Pension/OPEB accruals                                                  18,062               11,053
   Termination Agreement with Pro-Fac Cooperative, Inc.                   12,774                    0
   Restructuring reserves                                                  3,300                    0
   Premium on Senior Subordinated Notes                                    4,379                    0
   Lease premiums                                                          2,116                    0
   Other                                                                   3,924                3,966
                                                                        --------             --------
     Total deferred tax assets                                            88,272               79,798
                                                                        --------             --------
   Net deferred tax assets                                                35,734               22,300
   Valuation allowance                                                   (16,293)             (14,540)
                                                                        --------             --------
     Total                                                              $ 19,441             $  7,760
                                                                        ========             ========

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryforward period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible.

As of June 28, 2003, the Company maintained a valuation allowance in the amount of $16.3 million. The valuation allowance was established for foreign and state net operating losses and state tax credits generated during the fiscal year. Prior to fiscal 2003, the Company maintained a valuation allowance in the amount of $14.5 million. This valuation allowance was primarily established for state net operating losses and credits generated during the year. As the Company cannot assure that realization of the credits is more likely than not to occur, a valuation allowance has been established.

As of June 28, 2003, the Company has carryforwards of $27.7 million regarding federal, foreign, and state tax attributes (net operatign losses and credit carryforwards). Approximately $2.1 million of these attributes will expire on or before June 2008 if not utilized by the Company. The remaining $25.6 million will expire on or before June 2023 if not utilized by the Company.

In January 1995, the Boards of Directors of Birds Eye Foods and Pro-Fac approved appropriate amendments to the Bylaws of Birds Eye Foods to allow the Company to qualify as a cooperative under Subchapter T of the Internal Revenue Code. In August 1995, Birds Eye Foods and Pro-Fac received a favorable ruling from the Internal Revenue Service approving the change in tax treatment effective for fiscal 1996. Subsequent to this date and prior to the Transaction, a consolidated return was filed on a consolidated basis for Birds Eye Foods and Pro-Fac. Tax expense was allocated to Birds Eye Foods based on its operations.

In conjunction with the Transaction, and effective August 19, 2002, the Company no longer files a consolidated return with Pro-Fac. In addition, the Company does not qualify as a cooperative under Subchapter T of the Internal Revenue Code. See NOTE 2 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the Transaction.

NOTE 12.      PENSIONS, PROFIT SHARING, AND OTHER EMPLOYEE BENEFITS

Pensions: The Company has primarily noncontributory defined-benefit plans covering substantially all hourly employees. The benefits for these plans are based primarily on years of service and employees' pay near retirement. The Company's funding policy is consistent with the funding requirements of Federal law and regulations. Plan assets consist principally of common stocks, corporate bonds and US government obligations. For purposes of this disclosure, all defined-benefit pension plans have been combined.

In September 2001, the Company made the decision to freeze benefits provided under its Master Salaried Retirement Plan. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006. Under the provisions of SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," these benefit changes resulted in the recognition of a $2.5 million net curtailment gain for the year ended June 29, 2002.

The Company also participates in several union sponsored pension plans. It is not possible to determine the Company's relative share of the accumulated benefit obligations or net assets for these plans. Contributions to these plans are paid when incurred and billed by the sponsoring union or plan.

As a result of the Transaction, the Company recorded previously unrecognized actuarial losses and unrecognized prior service costs of $10.4 million in its purchase price allocation.

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in the Company's financial statements at June 28, 2003 and June 29, 2002.

(Dollars in Thousands)                                                                 Pension Benefits
                                                                           -----------------------------------------
                                                                                      Fiscal Years Ended
                                                                           -----------------------------------------
                                                                               Successor             Predecessor
                                                                                June 28,                June 29,
                                                                                  2003                    2002
                                                                               -----------              -----------
Change in benefit obligation:
   Benefit obligation at beginning of period                                   $106,371               $105,017
   Service cost                                                                   4,007                  4,227
   Interest cost                                                                  7,683                  7,604
   Plan participants' contributions                                                  76                     78
   Plan amendments                                                                   45                     99
   Curtailment                                                                        0                 (3,962)
   Reversal of deferred compensation reserve                                          0                    200
   Actuarial loss                                                                12,765                  1,159
   Benefits paid                                                                 (8,521)                (8,353)
   Adjustment for prior business combination                                          0                    302
                                                                               --------               --------
     Benefit obligation at end of period                                        122,426                106,371
                                                                               --------               --------
Change in plan assets:
   Fair value of plan assets at beginning of period                              87,066                 95,020
   Actual loss on plan assets                                                   (12,083)                  (205)
   Employer contribution                                                            715                    281
   Plan participants' contributions                                                  76                     78
   Benefits paid                                                                 (8,521)                (8,353)
   Adjustment for prior business combination                                         25                    245
                                                                               --------               --------
     Fair value of plan assets at end of period                                  67,278                 87,066
                                                                               --------               --------

Plan funded status                                                              (55,148)               (19,305)
   Unrecognized prior service cost                                                   45                    562
   Unrecognized net actuarial loss                                               23,295                  1,735
   Employer contributions during period from measurement date
     to fiscal year-end                                                          14,440                      0
                                                                               --------               --------
     Accrued benefit liability net of additional minimum pension liability     $(17,368)              $(17,008)
                                                                               ========               ========

Amounts recognized in the statement of financial position:

   Accrued benefit liability                                                   $(50,277)              $(17,581)
   Prepaid pension cost                                                          14,440                      0
   Intangible asset                                                                  45                      0
   Accumulated other comprehensive income - minimum pension liability(1)         18,424                    573
                                                                               --------               --------
     Net amount recognized                                                     $(17,368)              $(17,008)
                                                                               ========               ========-

Weighted-average assumptions:

   Discount rate                                                                    6.6%                   7.4%
   Expected return on plan assets                                                   8.0/8.5%               8.0/9.5%
   Rate of compensation increase                                                    3.8/3.5%               3.8/3.5%

(1) The fair value of the Company's pension plan assets was below the accumulated benefit obligation at the plan's March measurement date in fiscal 2003 and fiscal 2002 by $18.4 million and $0.6 million, respectively. In accordance with SFAS 87, "Employers' Accounting for Pensions," the net of tax amount of $11.3 million and $0.6 million of accumulated other comprehensive loss as of June 28, 2003 and June 29, 2002, respectively, was included on the balance sheet.

Net periodic benefit cost in fiscal years 2003, 2002, and 2001 is comprised of the following:

                                                                                    Pension Benefits
                                                                       ---------------------------------------------
                                                                                   Fiscal Years Ended
                                                                       ---------------------------------------------
                                                                       June 28,         June 29,          June 30,
                                                                         2003             2002             2001
                                                                       ---------       ---------         ---------
Components of net periodic benefit cost:
   Service cost                                                       $ 4,007          $ 4,227          $ 4,907
   Interest cost                                                        7,683            7,604            7,729
   Expected return on plan assets                                      (6,621)          (8,931)         (10,424)
   Amortization of prior service cost                                      15              124              193
   Amortization of loss/(gain)                                             17             (609)          (1,810)
                                                                      -------          -------          -------
Net periodic benefit cost - Company plans                               5,101            2,415              595
Net periodic benefit cost - union plans                                   670              841              819
                                                                      -------          -------          -------
Total periodic benefit cost                                             5,771            3,256            1,414
Gain from pension curtailment, net                                          0           (2,472)               0
                                                                      -------          -------          -------
Total pension cost                                                    $ 5,771          $   784          $ 1,414
                                                                      =======          =======          =======

The Company maintains a non-tax qualified Supplemental Executive Retirement Plan ("SERP") which provides additional retirement benefits to two prior executives of the Company who retired prior to November 4, 1994. In December 2000, the Company adopted an additional SERP to provide additional retirements benefits to a current executive officer of the Company.

The Company maintains an Excess Benefit Retirement Plan which serves to provide employees with the same retirement benefit they would have received from the Company's retirement plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Internal Revenue Code having been revised in the 1992 Omnibus Budget Reform Act. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the six retirement plans with accumulated benefit obligations in excess of plan assets were:

(Dollars in Thousands)

                                 Master Hourly                   Master Salaried                 Excess Benefit
                                 Pension Plan                    Retirement Plan                 Retirement Plan
                              Fiscal Years Ended                Fiscal Years Ended              Fiscal Years Ended
                           ------------------------------   ----------------------------    ----------------------------
                           June 28, 2003    June 29, 2002   June 28, 2003  June 29, 2002    June 28, 2003  June 29, 2002
                           -------------    -------------   -------------  -------------    -------------  -------------
Projected benefit obligation     $ 76,124    $ 67,205       $ 41,654       $ 35,246         $  933         $  884
Accumulated benefit obligation     72,938      64,164         40,023         33,922            867            802
Plan assets                        47,112      60,492         19,906         26,333              0              0


                                  Supplemental Executive              Supplemental Executive        Southland Frozen Foods
                                  Retirement Plan No. 1            Retirement Agreement No. 2            Pension Plan
                                   Fiscal Years Ended                  Fiscal Years Ended             Fiscal Years Ended
                              ------------------------------      ----------------------------    ----------------------------
                              June 28, 2003    June 29, 2002      June 28, 2003  June 29, 2002    June 28, 2003  June 29, 2002
                              -------------    -------------      -------------  -------------    -------------  -------------
Projected benefit obligation   $  1,955        $  1,912           $  1,461       $    802         $  300         $  322
Accumulated benefit obligation    1,955           1,912              1,461            802            300            322
Plan assets                           0               0                  0              0            260            241



Postretirement Benefits Other Than Pensions: The Company sponsors benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees. For the most part, current employees are not eligible for the postretirement medical coverage. Generally, other than pensions, the Company does not pay retirees' benefit costs. Various exceptions exist, which have evolved from union negotiations, early retirement incentives and existing retiree commitments from acquired companies.

The Company has not prefunded any of its retiree medical or life insurance liabilities. Consequently there are no plan assets held in a trust, and there is no expected long-term rate of return assumption for purposes of determining the annual expense.

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in the Company's financial statements at June 28, 2003 and June 29, 2002.


(Dollars in Thousands)
                                                                                   Other Benefits
                                                                     -----------------------------------------
                                                                                 Fiscal Years Ended
                                                                     -----------------------------------------
                                                                        June 28,                    June 29,
                                                                          2003                        2002
                                                                      -----------                  -----------
Change in benefit obligation:
   Benefit obligation at beginning of period                          $    3,817                   $    6,333
   Service cost                                                               43                          126
   Interest cost                                                             266                          492
   Plan amendments                                                          (114)                        (515)
   Actuarial loss/(gain)                                                      17                       (2,189)
   Benefits paid                                                            (391)                        (430)
                                                                      ----------                   ----------
     Benefit obligation at end of period                                   3,638                        3,817
                                                                      ----------                   ----------

Change in plan assets:
   Fair value of assets at beginning of period                                 0                            0
   Employer contribution                                                     391                          430
   Benefits paid                                                            (391)                        (430)
                                                                      ----------                   ----------
     Fair value of assets at end of period                                     0                            0
                                                                      ----------                   ----------

Plan funded status:                                                       (3,638)                      (3,817)
   Unrecognized prior service cost                                          (114)                      (1,266)
   Unrecognized actuarial loss/(gain)                                         18                         (114)
                                                                      ----------                   -----------
     Accrued benefit liability                                            (3,734)                      (5,197)
Amounts recognized in the statement of financial position:
   Accrued benefit liability                                          $   (3,734)                  $   (5,197)
                                                                      ==========                   ==========

Weighted-average assumptions:

   Discount rate                                                             6.6%                         7.4%
   Expected return on plan assets                                             N/A                           N/A
   Rate of compensation increase                                             3.8%                         3.8%

                                                                                     Other Benefits
                                                                     --------------------------------------
                                                                                   Fiscal Years Ended
                                                                     --------------------------------------
                                                                     June 28,      June 29,      June 30,
                                                                       2003          2002          2001
                                                                     ---------    ---------      --------
Components of net periodic benefit cost:
   Service cost                                                      $ 43          $ 126           $170
   Interest cost                                                      266            492            429
   Amortization of prior service cost                                 (60)          (141)             0
   Amortization of loss                                                 0            201             20
                                                                     ----          -----           ----
   Net periodic benefit cost                                         $249          $ 678           $619
                                                                     ====          =====           ====

For measurement purposes, an 11.0 percent rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2003. The rate was assumed to decrease gradually to 5.0 percent for 2007 and remain at that level thereafter.

The assumed health care trend rates can have a significant effect on the amounts reported for the postretirement benefits plan. A one-percentage point change in the assumed health care trend rates would have the following effect:

                                                                         1-Percentage       1-Percentage
                                                                         Point Increase     Point Decrease
                                                                         --------------     --------------
Effect on total of service and interest cost components for fiscal 2003       $ 18              $ (13)
Effect on postretirement benefit obligation at June 28, 2003                  $181              $(121)

Birds Eye Foods 401(k) Plan: Under the Birds Eye Foods 401(k) Plan ("401(k)"), the Company contributes matching contributions to the plan for the benefit of employees who elect to defer a portion of their salary into the plan. During fiscal 2003, 2002, and 2001, the Company allocated approximately $1.3 million, $1.3 million, and $1.2 million, respectively, in the form of matching contributions to the plan.

In addition, Birds Eye Foods also maintains a Non- Qualified 401(k) Plan in which the Company allocates matching contributions for the benefit of "highly compensated employees" as defined under Section 414(q) of the Internal Revenue Code. The Company allocated $0.3 million each year during fiscal 2003, 2002, and 2001 in the form of matching contributions to this plan.

Long-Term Incentive Plan: On June 24, 1996, the Company introduced a long-term incentive program, the Birds Eye Foods Equity Value Plan, which it has amended from time to time. The Equity Value Plan provided performance units to a select group of management. The future value of the performance units was determined by Birds Eye Foods' performance on earnings and debt repayment.

On June 26, 2002, the Company terminated the Equity Value Plan and all benefit payments have been made as of June 28, 2003.

NOTE 13. OPERATING SEGMENTS

The Company is organized by product line for management reporting. In the fourth quarter of fiscal 2003, the Company changed its segments to conform to new internal management reporting used to monitor and manage financial performance. The Company now has three primary segments in which it operates: branded frozen, branded dry, and non-branded. Historical segment information has been reclassified to conform with this change.

The Company's branded frozen family of products includes traditional frozen vegetables as well as value added products marketed under recognizable brand names such as Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin', Birds Eye Hearty Spoonfuls, Freshlike and McKenzie's. The Company's branded dry family of products includes a wide variety of product offerings, including fruit fillings and toppings (Comstock and Wilderness), chili and chili ingredients (Nalley and Brooks), salad dressings (Bernstein's and Nalley), snacks (Tim's, Snyder of Berlin and Husman) and canned vegetables (Freshlike). Birds Eye Foods also produces many products for the non-branded markets which include private label, food service and industrial markets. The Company's private label products include frozen and canned vegetables, salad dressings, salsa, chili products, fruit fillings and toppings, Southern frozen vegetable specialty products, and frozen breaded and battered products. The Company's food service/industrial products include frozen and canned vegetables, salad dressings, fruit fillings and toppings, Southern frozen vegetable specialty products, specialties, frozen breaded and battered products, and frozen and canned fruit.

During fiscal 2003, one customer accounted for 12 percent of the Company's consolidated net sales. In addition, this customer represented 18 percent of the branded frozen segment's net sales in fiscal 2003.

The following table illustrates the Company's operating segment information:

(Dollars in Millions)


                                                           Periods Ended
                                                 -----------------------------------          Fiscal Years Ended
                                                    Successor          Predecessor      -------------------------------
                                                 August 19, 2002 -   June 30, 2002 -     Predecessor       Predecessor
                                                  June 28, 2003      August 18, 2002    June 29, 2002     June 30, 2001
                                                 ---------------     ---------------    -------------     -------------
Net Sales:
   Branded frozen                                   $  305.0           $  35.8           $  368.8            $   404.5
   Branded dry                                         194.6              23.6              222.3                235.8
   Non-branded                                         279.4              39.9              373.4                453.4
                                                    --------           -------           --------            ---------
Total continuing segments                           $  779.0           $  99.3           $  964.5            $ 1,093.7
                                                    ========           =======           ========            =========
Operating income:
   Branded frozen                                   $   49.4           $   4.7           $   75.7            $    71.5
   Branded dry                                          39.1               4.7               40.5                 33.0
   Non-branded                                         (10.5)             (1.3)             (15.9)               (22.1)
   Corporate charges(1)                                  0.0               0.0               (2.6)                 0.0
                                                    --------           -------           --------            ---------
Continuing segment operating income                     78.0               8.1               97.7                 82.4
Gain from pension curtailment(2)                         0.0               0.0                2.5                  0.0
Goodwill impairment charge                               0.0               0.0             (179.0)                 0.0
                                                    --------           -------           --------            ---------
Operating income/(loss) before dividing with Pro-Fac    78.0               8.1              (78.8)                82.4
Interest expense                                       (40.8)             (7.5)             (63.0)               (76.1)
                                                    --------           -------           --------            ---------
Pretax income/(loss) from continuing operations
   and before dividing with Pro-Fac                 $   37.2           $   0.6           $ (141.8)           $     6.3
                                                    ========           =======           ========            =========
Total Assets:
   Branded frozen                                   $  360.8                             $  300.0            $   414.3
   Branded dry                                         144.7                                134.9                178.8
   Non-branded                                         274.2                                372.8                427.5
   Other(3)                                            116.2                                 46.1                 57.9
                                                    --------                             --------            ---------
     Continuing segments                               895.9                                853.8              1,078.5
   Assets held for sale                                 13.5                                  3.9                  0.1
                                                    --------                             --------            ---------
       Total                                        $  909.4                             $  857.7            $ 1,078.6
                                                    ========                             ========            =========
Depreciation expense:
   Branded frozen                                   $    7.1           $   1.1           $    8.9            $     7.4
   Branded dry                                           3.0               0.5                4.4                  4.5
   Non-branded                                          10.8               2.1               15.1                 16.5
                                                    --------           -------           --------            ---------
     Continuing segments                                20.9               3.7               28.4                 28.4
   Discontinued operations                               1.2               0.1                2.5                  2.3
                                                    --------           -------           --------            ---------
       Total                                        $   22.1           $   3.8           $   30.9            $    30.7
                                                    ========           =======           ========            =========
Amortization expense:
   Branded frozen                                   $    0.6           $   0.0           $    0.0            $     5.9
   Branded dry                                           0.4               0.0                0.2                  2.6
   Non-branded                                           1.3               0.1                0.9                  1.1
                                                    --------           -------           --------            ---------
     Continuing segments                                 2.3               0.1                1.1                  9.6
   Discontinued operations                               0.0               0.0                0.0                  0.3
                                                    --------           -------           --------            ---------
       Total                                        $    2.3           $   0.1           $    1.1            $     9.9
                                                    ========           =======           ========            =========
Capital Expenditures:
   Branded frozen                                   $    5.6           $   1.3           $    3.0            $     4.9
   Branded dry                                           3.7               0.2                4.1                 10.2
   Non-branded                                           4.9               0.7                7.9                 10.0
                                                    --------           -------           --------            ---------
       Total                                        $   14.2           $   2.2           $   15.0            $    25.1
                                                    ========           =======           ========            =========

(1) Represents restructuring expenses which are not allocated to individual segments. See NOTE 15 to the "Notes to Consolidated Financial Statements".

(2) The gain from pension curtailment is excluded from continuing segment operating income as management believes the gain is non-recurring.

(3) Includes corporate assets of the Company, not allocated to individual segments.

NOTE 14.      GUARANTEES AND INDEMNIFICATIONS

In certain instances when Birds Eye Foods sells businesses or assets, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities existing, or arising from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, labor contingencies, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to three years for certain types of indemnities, to terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the tax is imposed, and to terms for certain liabilities (i.e., warranties of title and environmental liabilities) that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The maximum potential future payments that the Company could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses, which are not estimable. Historically, costs incurred to resolve claims related to these indemnifications have not been material to the Company's financial position, results of operations or cash flows.

The Company enters into agreements with indemnification provisions in the ordinary course of business with its customers, suppliers, service providers and business partners. In such instances, the Company usually indemnifies, holds harmless and agrees to reimburse the indemnified party for claims, actions, liabilities, losses and expenses in connection with any Birds Eye Foods infringement of third party intellectual property or proprietary rights, or when applicable, in connection with any personal injuries or property damage resulting from any Birds Eye Foods' products sold or services provided. Additionally, the Company may from time to time agree to indemnify and hold harmless its providers of services from claims, actions, liabilities, losses and expenses relating to their services to Birds Eye Foods, except to the extent finally determined to have resulted from the fault of the provider of services relating to such services. The level of conduct constituting fault of the service provider varies from agreement to agreement and may include conduct which is defined in terms of negligence, gross negligence, willful misconduct, omissions or other culpable behavior. The terms of these indemnification provisions are generally not limited. The maximum potential future payments that the Company could be required to make under these indemnification provisions are unlimited. The maximum potential future payments that the Company could be required to make under these indemnification provisions are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses to the claims, which are not estimable. Historically, costs incurred to resolve claims related to these indemnification provisions have not been material to the Company's financial position, results of operations or cash flows.

The Company has by-laws, policies, and agreements under which it indemnifies its directors and officers from liability for certain events or occurrences while the directors or officers are, or were, serving at Birds Eye Foods' request in such capacities. Furthermore, the Company is incorporated in the state of Delaware which requires corporations to indemnify their officers and directors under certain circumstances. The term of the indemnification period is for the director's or officer's lifetime. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is unlimited, but would be affected by all relevant defenses to the claims.

Birds Eye Foods entered into an agreement to provide a guarantee in September 1995 on behalf of the City of Montezuma to renovate a sewage treatment plant operated in Montezuma, Georgia. Birds Eye Foods issued a guarantee of the loan in an original amount of approximately $3.3 million including interest. The guarantee expires in 2015 and requires payment upon the occurrence of a shortfall in third-party revenue from the utilization of the sewage treatment plant. In the event of such shortfall, Birds Eye Foods would be required to pay the remainder of the loan for the City of Montezuma. As of June 28, 2003, the outstanding loan amount, including interest, was $2.0 million. In connection with the exit plan described in NOTE 2 to the "Notes to Consolidated Financial Statements," a liability of approximately $1.4 million has been recorded to reflect that portion associated with the fresh production operations of Montezuma, Georgia.

Subsidiary Guarantors: Kennedy Endeavors, Incorporated and Linden Oaks Corporation, wholly-owned subsidiaries of the Company and Pro-Fac (Pro-Fac files periodic reports under the Securities Exchange Act of 1934, Commission File Number 0-20539) have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of the Company with respect to the Company's 11 7/8 percent Senior Subordinated Notes due 2008 (the "Notes"). In addition, Birds Eye Holdings, Inc., Kennedy Endeavors, Incorporated, GLK Holdings, Inc., BEMSA Holdings Inc., and Linden Oaks Corporation ("Subsidiary Guarantors") have jointly and severally, fully and unconditionally guaranteed the obligations of the Company with respect to the Company's Senior Credit Facility. Prior to the Transaction, the Company's obligations under the senior credit facilities with Harris Trust and Savings Bank were fully and unconditionally guaranteed by Kennedy Endeavors, Incorporated and Linden Oaks Corporation. The covenants in the Notes and the Senior Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to the Company.

Presented below is condensed consolidating financial information for (i) Birds Eye Foods, (ii) the Subsidiary Guarantors, and (iii) non-guarantor subsidiaries. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations, and cash flows of the Company and its Subsidiary Guarantors and non-guarantor subsidiaries in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

                                                                                      Successor
                                                                               Statement of Operations
                                                                           August 19, 2002 - June 28, 2003
                                                     ------------------------------------------------------------------------
                                                       Birds Eye     Subsidiary    Non-Guarantor    Eliminating
                                                       Foods, Inc.   Guarantors    Subsidiaries       Entries    Consolidated
                                                     -------------   ----------    -------------  ------------- -------------
(Dollars in Thousands)
Net sales                                            $   763,273     $   29,787     $        0      $ (14,011)   $   779,049
Cost of sales                                           (585,862)       (22,799)             0         12,260       (596,401)
                                                     -----------     ----------     ----------      ---------    -----------
Gross profit                                             177,411          6,988              0         (1,751)       182,648
Selling, administrative, and general expenses           (103,485)        (2,967)             0              0       (106,452)
Other (expense)/income                                   (39,920)        40,147              0           (227)             0
Income from former joint venture                           1,770              0              0              0          1,770
Income from subsidiaries                                  33,623            839              0        (34,462)             0
                                                     -----------     ----------     ----------      ---------    -----------
Operating income before discontinued
   operations                                             69,399         45,007              0        (36,440)        77,966
Interest (expense)/income                                (51,176)         8,498          1,889              0        (40,789)
                                                     -----------     ----------     ----------      ---------    -----------
Pretax income before discontinued operations              18,223         53,505          1,889        (36,440)        37,177
Tax benefit/(provision)                                    4,077        (18,954)             0              0        (14,877)
                                                     -----------     ----------     ----------      ---------    -----------
Net (loss)/income before discontinued operations          22,300         34,551          1,889        (36,440)        22,300
Discontinued operations (net of a tax provision
   of $624)                                               (1,544)             0              0              0         (1,544)
                                                     ------------    ----------     ----------      ---------    -----------
Net income                                           $    20,756     $   34,551     $    1,889      $ (36,440)   $    20,756
                                                     ===========     ==========     ==========      =========    ===========


                                                                                    Predecessor
                                                                              Statement of Operations
                                                                            June 30, 2002 - August 18, 2002
                                                      ----------------------------------------------------------------------
                                                         Birds Eye    Subsidiary   Non-Guarantor   Eliminating
                                                        Foods, Inc.   Guarantors   Subsidiaries      Entries    Consolidated
                                                      -------------  -----------  --------------  ------------  ------------
(Dollars in Thousands)
Net sales                                              $   96,740    $     2,476    $   1,069      $   (1,069)   $   99,216
Cost of sales                                             (74,644)        (1,611)      (1,432)          1,432       (76,255)
                                                       ----------    -----------    ---------      ----------    -----------
Gross profit/(loss)                                        22,096            865         (363)            363        22,961
Selling, administrative, and general expenses             (14,668)          (488)           0               0       (15,156)
Other (expense)/income                                     (5,507)         5,507           41             (41)            0
Income from former joint venture                              277              0            0               0           277
Income from subsidiaries                                    4,588              0            0          (4,588)            0
                                                       ----------    -----------    ---------          ------    ----------
Operating income/(loss) before
   discontinued operations                                  6,786          5,884         (322)         (4,266)        8,082
Interest (expense)/income                                  (8,853)         1,322            0               0        (7,531)
                                                       ----------    -----------    ---------      ----------    -----------
Pretax (loss)/income before discontinued operations        (2,067)         7,206         (322)         (4,266)          551
Tax benefit/(provision)                                     2,392         (2,572)         (46)              0          (226)
                                                       ----------    -----------    ---------      ----------    ----------
Net income/(loss) before discontinued operations              325          4,634         (368)         (4,266)          325
Discontinued operations (net of a tax benefit of $167)       (240)             0            0               0          (240)
                                                       ----------    -----------    ---------      ----------    ----------
Net income/(loss)                                      $       85    $     4,634    $    (368)     $   (4,266)   $       85
                                                       ==========    ===========    =========      ==========    ==========

                                                                                      Successor
                                                                                    Balance Sheet
                                                                                    June 28, 2003
                                                     --------------------------------------------------------------------------
                                                      Birds Eye     Subsidiary    Non-Guarantor    Eliminating
                                                     Foods, Inc.    Guarantors    Subsidiaries       Entries       Consolidated
                                                     -----------    ----------    ------------     -----------     ------------
(Dollars in Thousands)

Assets
   Cash and cash equivalents                         $   153,619      $      137   $        0      $         0      $   153,756
   Accounts receivable, net                               56,441           3,630            0                0           60,071
   Inventories -
     Finished goods                                      185,423             560            0                0          185,983
     Raw materials and supplies                           19,813             788            0                0           20,601
                                                     -----------      ----------   ----------      -----------      -----------
       Total inventories                                 205,236           1,348            0                0          206,584

   Other current assets                                   59,323          (3,151)           0                0           56,172
                                                     -----------      ----------   ----------      -----------      -----------
       Total current assets                              474,619           1,964            0                0          476,583

   Property, plant, and equipment, net                   187,819           7,380            0                0          195,199
   Investment in subsidiaries                            298,030          11,939            0         (309,969)               0
   Goodwill and other intangible assets, net              44,088         161,283            0                0          205,371
   Other assets                                           31,919         102,545       26,889         (129,123)          32,230
                                                     -----------      ----------   ----------      -----------      -----------
       Total assets                                  $ 1,036,475      $  285,111   $   26,889      $  (439,092)     $   909,383
                                                     ===========      ==========   ==========      ===========      ===========

Liabilities and Shareholder's Equity
   Current portion of long-term debt                 $    19,611      $        0   $        0      $         0      $    19,611
   Current portion of Termination and Transitional
     Service Agreements with Pro-Fac
     Cooperative, Inc.                                     9,403               0            0                0            9,403
   Accounts payable                                       65,826           1,324            0                0           67,150
   Accrued interest                                        4,106               0            0                0            4,106
   Intercompany loans                                      1,987          (1,987)           0                0                0
   Other current liabilities                              56,718           2,694            0                0           59,412
                                                     -----------      ----------   ----------      -----------      -----------
       Total current liabilities                         157,651           2,031            0                0          159,682
   Long-term debt                                        486,859               0            0          (26,889)         459,970
   Long-term portion of Termination and
     Transitional Service Agreements
     with Pro-Fac Cooperative, Inc.                       24,031               0            0                0           24,031
   Other non-current liabilities                         156,397               0            0         (102,234)          54,163
                                                     -----------      ----------   ----------      -----------      -----------

       Total liabilities                                 824,938           2,031            0         (129,123)         697,846

   Shareholder's equity                                  211,537         283,080       26,889         (309,969)         211,537
                                                     -----------      ----------   ----------      -----------      -----------

       Total liabilities and shareholder's equity    $ 1,036,475      $  285,111   $   26,889      $  (439,092)     $   909,383
                                                     ===========      ==========   ==========      ===========      ===========

                                                                                         Successor
                                                                                   Statement of Cash Flows
                                                                               August 19, 2002 - June 28, 2003
                                                          --------------------------------------------------------------------
                                                            Birds Eye   Subsidiary   Non-Guarantor   Eliminating
                                                           Foods, Inc.  Guarantors   Subsidiaries      Entries    Consolidated
                                                          ------------  ----------  --------------  -----------   ------------
(Dollars in Thousands)

Cash Flows From Operating Activities:
   Net income                                              $    20,756   $  34,551      $ 1,889     $  (36,440)    $   20,756
   Adjustments to reconcile net income to cash
     provided by operating activities -
       Amortization of certain intangible assets                 1,606         656            0              0          2,262
       Depreciation                                             21,562         567            0              0         22,129
       Amortization of debt issue costs, amendment costs,
         debt discounts and premiums, and interest in-kind      11,086           0       (1,889)             0          9,197
       Equity in earnings of former joint
         venture                                                (1,109)          0            0              0         (1,109)
       Equity in earnings of subsidiaries                      (33,623)       (839)           0         34,462              0
       Equity in undistributed earnings of CoBank                  (29)          0            0              0            (29)
       Transitional Services Agreement with
         Pro-Fac Cooperative, Inc.                                (455)          0            0              0           (455)
       Provision/(benefit) for deferred taxes                   13,481           0            0              0         13,481
       Provision for losses on accounts receivable                 480          90            0              0            570
       Change in working capital                                92,246      (6,343)           0          1,978         87,881
                                                           -----------   ----------     -------     ----------     ----------
Net cash provided by operating activities                      126,001      28,682            0              0        154,683

Cash Flows From Investing Activities:

   Purchase of property, plant, and equipment                  (13,868)       (307)           0              0        (14,175)
   Proceeds from disposals                                      27,338          11            0              0         27,349
   Proceeds from note receivable                                 4,978           0            0              0          4,978
   Issuance of note receivable to Pro-Fac Cooperative, Inc.       (700)          0            0              0           (700)
   Proceeds from investment in CoBank                            3,053           0            0              0          3,053
   Repayments from former joint venture                          6,285           0            0              0          6,285
   Disposition of investment in former joint venture            13,900           0            0              0         13,900
   Investment in GLK, LLC                                            0     (11,100)           0         11,100              0
   Dividends received                                           29,530           0            0        (29,530)             0
                                                           -----------   ---------      -------     ----------     ----------
Net cash provided by/(used in) investing activities             70,516     (11,396)           0        (18,430)        40,690

Cash Flows From Financing Activities:

   Proceeds from issuance of long-term debt                    270,000           0            0              0        270,000
   Birds Eye Holdings Inc. investment                          175,590           0            0              0        175,590
   Payments on Subordinated Promissory Note                    (25,000)          0            0              0        (25,000)
   Net payments on prior revolving credit facility             (22,000)          0            0              0        (22,000)
   Payments on long-term debt                                 (402,488)          0            0              0       (402,488)
   Payments on Termination Agreement with
     Pro-Fac Cooperative, Inc.                                 (12,118)          0            0              0        (12,118)
   Payments on capital lease                                      (775)          0            0              0           (775)
   Cash paid for debt issuance costs                           (24,743)          0            0              0        (24,743)
   Cash paid for transaction fees                               (6,000)          0            0              0         (6,000)
   Dividends paid                                                    0     (29,530)           0         29,530              0
   Birds Eye Foods, Inc. investment                                  0      11,100            0        (11,100)             0
                                                           -----------   ---------      -------     ----------     ----------
Net cash used in financing activities                          (47,534)    (18,430)           0         18,430        (47,534)
                                                           -----------   ---------      -------     ----------     ----------

Net change in cash and cash equivalents                        148,983      (1,144)           0              0        147,839

Cash and cash equivalents at beginning of period                 4,636       1,281            0              0          5,917
                                                           -----------   ---------      -------     ----------     ----------
Cash and cash equivalents at end of period                 $   153,619   $     137      $     0     $        0     $  153,756
                                                           ===========   =========      =======     ==========     ==========

                                                                                        Predecessor
                                                                                   Statement of Cash Flows
                                                                                June 30, 2002 - August 18, 2002
                                                           --------------------------------------------------------------------
                                                             Birds Eye   Subsidiary  Non-Guarantor   Eliminating
(Dollars in Thousands)                                      Foods, Inc.  Guarantors   Subsidiaries      Entries    Consolidated
                                                           ------------  ---------- ---------------  ------------  ------------
Cash Flows From Operating Activities:
   Net income/(loss)                                       $        85    $   4,634   $   (368)      $   (4,266)   $       85
   Adjustments to reconcile net income/(loss) to net
     cash (used in)/provided by operating activities -
       Amortization of certain intangible assets                    50           94           0               0           144
       Depreciation                                              3,741           69          23               0         3,833
       Amortization of debt issue costs, amendment costs,
         debt discounts and premiums, and interest in-kind       1,201            0           0               0         1,201
       Equity in undistributed earnings of Great
         Lakes Kraut Company, LLC                                 (277)           0           0               0          (277)
       Equity in earnings of subsidiaries                       (4,588)           0           0           4,588             0
       Change in working capital                               (37,661)       3,890       1,252            (322)      (32,841)
                                                           -----------    ---------  ----------      ----------    ----------
Net cash (used in)/provided by operating activities            (37,449)       8,687         907               0       (27,855)

Cash Flows From Investing Activities:

   Purchase of property, plant, and equipment                   (2,181)           0          (6)              0        (2,187)
   Proceeds from investment in CoBank                            1,115            0           0               0         1,115
   Advances to Great Lakes Kraut Company, LLC                   (1,512)           0           0               0        (1,512)
   Dividends received                                            8,750            0           0          (8,750)            0
                                                           -----------    ---------  ----------      ----------    ----------
Net cash provided by/(used in) investing activities              6,172            0          (6)         (8,750)       (2,584)

Cash Flows From Financing Activities:

   Net proceeds from old revolving credit facility              22,000            0           0               0        22,000
   Payments on long-term debt                                     (292)           0           0               0          (292)
   Payments on capital leases                                      (38)           0           0               0           (38)
   Dividends paid                                                    0       (8,750)          0           8,750             0
                                                           -----------    ---------  ----------      ----------    ----------
Net cash provided by/(used in) financing activities             21,670       (8,750)          0           8,750        21,670
                                                           -----------    ---------  ----------      ----------    ----------

Net change in cash and cash equivalents                         (9,607)         (63)        901               0        (8,769)

Cash and cash equivalents at beginning of period                14,243          121         322               0        14,686
                                                           -----------    ---------  ----------      ----------    ----------
Cash and cash equivalents at end of period                 $     4,636    $      58  $    1,223      $        0    $    5,917
                                                           ===========    =========  ==========      ==========    ==========

                                                                                     Predecessor
                                                                               Statement of Operations
                                                                           Fiscal Year Ended June 29, 2002
                                                     --------------------------------------------------------------------------
                                                        Birds Eye   Subsidiary    Non-Guarantor   Eliminating
                                                       Foods, Inc.  Guarantors    Subsidiaries      Entries        Consolidated
                                                     -------------  ----------    -------------   ------------     ------------
(Dollars in Thousands)
Net sales                                            $   948,710    $   15,744      $   17,318     $   (17,318)    $   964,454
Cost of sales                                           (740,289)      (10,862)        (17,304)         17,304        (751,151)
                                                     -----------    ----------      ----------     -----------     -----------
Gross profit                                             208,421         4,882              14             (14)        213,303
Other (expense)/income                                   (52,852)       52,702             816            (816)           (150)
Selling, administrative and general expenses            (111,687)       (3,716)              0               0        (115,403)
Goodwill impairment charge                               (41,260)     (137,765)              0               0        (179,025)
Income from Great Lakes Kraut Company, LLC                 2,457             0               0               0           2,457
Loss from subsidiaries                                   (96,918)            0               0          96,918               0
                                                     -----------    ----------      ----------     -----------     -----------
Operating (loss)/income before dividing with Pro-Fac     (91,839)      (83,897)            830          96,088         (78,818)
Interest (expense)/income                                (73,500)       10,499               0               0         (63,001)
                                                     -----------    ----------      ----------     -----------     -----------
Pretax (loss)/income before dividing with Pro-Fac       (165,339)      (73,398)            830          96,088        (141,819)
Pro-Fac share of income                                  (16,842)            0               0               0         (16,842)
                                                     -----------    ----------      ----------     -----------     -----------
Pretax (loss)/income before discontinued operations     (182,181)      (73,398)            830          96,088        (158,661)
Tax benefit/(provision)                                   54,326       (22,975)           (545)              0          30,806
                                                     -----------    ----------      ----------     -----------     -----------
Net (loss)/income before discontinued operations        (127,855)      (96,373)            285          96,088        (127,855)
Discontinued operations (net of a tax benefit
   of $684)                                               (2,839)            0               0               0          (2,839)
                                                     -----------    ----------      ----------     -----------     -----------
Net (loss)/income                                    $  (130,694)   $  (96,373)     $      285     $    96,088     $  (130,694)
                                                     ===========    ==========      ==========     ===========     ===========

                                                                                     Predecessor
                                                                               Statement of Operations
                                                                           Fiscal Year Ended June 30, 2001
                                                     -------------------------------------------------------------------------
                                                      Birds Eye      Subsidiary    Non-Guarantor   Eliminating
                                                     Foods, Inc.     Guarantors    Subsidiaries      Entries      Consolidated
                                                     -----------    ------------   -------------   -----------    ------------
(Dollars in Thousands)
Net sales                                            $ 1,077,460      $   16,282     $   17,329      $ (17,329)    $ 1,093,742
Cost of sales                                           (872,024)        (10,751)       (16,461)        16,461        (882,775)
                                                     -----------      ----------     ----------      ---------     -----------
Gross profit                                             205,436           5,531            868           (868)        210,967
Other (expense)/income                                   (56,586)         56,586            627           (627)              0
Selling, administrative, and general expenses           (120,598)         (9,795)             0              0        (130,393)
Income from Great Lakes Kraut Company, LLC                 1,779               0              0              0           1,779
Income from subsidiaries                                  39,521               0              0        (39,521)              0
                                                     -----------      ----------     ----------      ---------     -----------
Operating income before dividing with Pro-Fac             69,552          52,322          1,495        (41,016)         82,353
Interest (expense)/income                                (86,138)         10,037             91            (91)        (76,101)
                                                     -----------      ----------     ----------      ---------     -----------
Pretax (loss)/income before dividing with Pro-Fac        (16,586)         62,359          1,586        (41,107)          6,252
Pro-Fac share of income                                     (732)              0              0              0            (732)
                                                     -----------      ----------     ----------      ---------     -----------
Pretax (loss)/income before discontinued operations      (17,318)         62,359          1,586        (41,107)          5,520
Tax benefit/(provision)                                   17,854         (22,163)          (675)             0          (4,984)
                                                     -----------      ----------     ----------      ---------     -----------
Net income before discontinued operations                    536          40,196            911        (41,107)            536
Discontinued operations (net of a tax benefit
   of $4,324)                                               (465)              0              0              0            (465)
                                                     -----------      ----------     ----------      ---------     -----------
Net income                                           $        71      $   40,196     $      911      $ (41,107)    $        71
                                                     ===========      ==========     ==========      =========     ===========

                                                                                     Predecessor
                                                                                    Balance Sheet
                                                                                    June 29, 2002
                                                     --------------------------------------------------------------------------
                                                        Birds Eye     Subsidiary   Non-Guarantor    Eliminating
                                                       Foods, Inc.    Guarantors   Subsidiaries       Entries     Consolidated
                                                     -------------  -------------  -------------    -----------  --------------
(Dollars in Thousands)
Assets
Current assets:
   Cash and cash equivalents                         $    14,243      $      121    $      322      $         0    $    14,686
   Accounts receivable, net                               73,055           2,945             0                0         76,000
   Inventories -
     Finished goods                                      266,110             223           136                0        266,469
     Raw materials and supplies                           27,064             623           159                0         27,846
                                                     -----------      ----------    ----------      -----------    -----------
       Total inventories                                 293,174             846           295                0        294,315

   Other current assets                                   59,729            (158)          257                0         59,828
                                                     -----------      ----------    ----------      -----------    -----------
       Total current assets                              440,201           3,754           874                0        444,829
Property, plant and equipment, net                       280,796           3,883         3,441                0        288,120
Investment in subsidiaries                               163,093               0             0         (163,093)             0
Goodwill and other intangible assets, net                 12,406          55,109             0                0         67,515
Other assets                                              57,031         103,655             0         (103,409)        57,277
                                                     -----------      ----------    ----------      -----------    -----------

       Total assets                                  $   953,527      $  166,401    $    4,315      $  (266,502)   $   857,741
                                                     ===========      ==========    ==========      ===========    ===========

Liabilities and Shareholder's Equity
Current liabilities:
   Current portion of long-term debt                 $    14,916      $        0    $        0      $         0    $    14,916
   Accounts payable                                       70,225             836           137                0         71,198
   Accrued interest                                        6,255               0             0                0          6,255
   Intercompany loans                                       (115)            275          (160)               0              0
   Other current liabilities                              43,319           5,712           823                0         49,854
                                                     -----------      ----------    ----------      -----------    -----------
       Total current liabilities                         134,600           6,823           800                0        142,223

Long-term debt                                           623,057               0             0                0        623,057
Other non-current liabilities                            134,855               0             0         (103,409)        31,446
                                                     -----------      ----------    ----------      -----------    -----------
       Total liabilities                                 892,512           6,823           800         (103,409)       796,726

Shareholder's equity                                      61,015         159,578         3,515         (163,093)        61,015
                                                     -----------      ----------    ----------      -----------    -----------
       Total liabilities and shareholder's equity    $   953,527      $  166,401    $    4,315      $  (266,502)   $   857,741
                                                     ===========      ==========    ==========      ===========    ===========

                                                                                     Predecessor
                                                                               Statement of Cash Flows
                                                                           Fiscal Year Ended June 29, 2002
                                                     ------------------------------------------------------------------------
                                                        Birds Eye    Subsidiary    Non-Guarantor   Eliminating
                                                       Foods, Inc.   Guarantors    Subsidiaries      Entries     Consolidated
                                                     -------------  ------------  --------------  -------------  ------------
(Dollars in Thousands)
Net (loss)/income                                    $  (130,694)    $  (96,373)    $      285     $    96,088    $  (130,694)
Adjustments to reconcile net (loss)/income to net
   cash (used in)/provided by operating activities -
     Goodwill impairment charge                           41,260        137,765              0               0        179,025
     Amortization of certain intangible assets               397            750              0               0          1,147
     Depreciation                                         30,012            548            290               0         30,850
     Amortization of debt issue costs, amendment
       costs, debt discounts and premiums, and interest
       in-kind                                             6,968              0              0               0          6,968
     Equity in undistributed earnings of Great
       Lakes Kraut Company, LLC                           (1,795)             0              0               0         (1,795)
     Equity in earnings of subsidiaries                   96,918              0              0         (96,918)             0
     Equity in undistributed earnings of CoBank              (97)             0              0               0            (97)
     Benefit for deferred taxes                          (31,934)             0              0               0        (31,934)
     Provision for losses on accounts receivable             437            120              0               0            557
     Change in working capital                           (47,113)         7,015           (113)            830        (39,381)
                                                     -----------     ----------     ----------     -----------    ------------
Net cash (used in)/provided by operating activities      (35,641)        49,825            462               0         14,646

Cash flows from investing activities:

   Purchase of property, plant, and equipment            (14,875)             0           (151)              0        (15,026)
   Proceeds from disposals                                   595              0              0               0            595
   Proceeds from investment in CoBank                      5,114              0              0               0          5,114
   Repayments from Great Lakes Kraut
     Company, LLC                                          4,016              0              0               0          4,016
   Dividends received                                     49,725              0              0         (49,725)             0
                                                     -----------     ----------     ----------     -----------    -----------
Net cash provided by/(used in) investing activities       44,575              0           (151)        (49,725)        (5,301)

Cash flows from financing activities:

   Payments on long-term debt                            (11,790)             0              0               0        (11,790)
   Payments on capital leases                               (620)             0              0               0           (620)
   Cash paid for debt amendments                          (1,694)             0              0               0         (1,694)
   Capital contributions from Pro-Fac                     11,789              0              0               0         11,789
   Dividends paid                                              0        (49,725)             0          49,725              0
                                                     -----------     ----------     ----------     -----------    -----------
Net cash used in financing activities                     (2,315)       (49,725)             0          49,725         (2,315)
                                                     -----------     -----------    ----------     -----------    -----------
Net change in cash and cash equivalents                    6,619            100            311               0          7,030
Cash and cash equivalents at beginning of period           7,624             21             11               0          7,656
                                                     -----------     ----------     ----------     -----------    -----------
Cash and cash equivalents at end of period           $    14,243     $      121     $      322     $         0    $    14,686
                                                     ===========     ==========     ==========     ===========    ===========

                                                                                         Predecessor
                                                                                   Statement of Cash Flows
                                                                               Fiscal Year Ended June 30, 2001
                                                         ---------------------------------------------------------------------
                                                           Birds Eye    Subsidiary    Non-Guarantor  Eliminating
                                                           Foods, Inc.  Guarantors    Subsidiaries     Entries    Consolidated
                                                         -------------  -----------  -------------- ------------- ------------
(Dollars in Thousands)
Net income                                                  $      71   $  40,196      $      911   $  (41,107)   $        71
Adjustments to reconcile net income to net
   cash provided by operating activities -
     Amortization of certain intangible assets and goodwill     2,803       7,057               0            0          9,860
     Depreciation                                              29,831         572             303            0         30,706
     Amortization of debt issue costs, amendment costs,
       debt discounts and premiums, and interest in-kind        6,964           0               0            0          6,964
     Equity in undistributed earnings of
       Great Lakes Kraut Company, LLC                          (1,243)          0               0            0         (1,243)
     Equity in earnings of subsidiaries                       (39,521)          0               0       39,521              0
     Equity in undistributed earnings of CoBank                   (97)          0               0            0            (97)
     Provision for deferred taxes                               3,464           0               0            0          3,464
     Provision for losses on accounts receivable                  560          50               0            0            610
     Change in working capital                                 20,917     (18,236)           (742)       1,586          3,525
                                                            ---------   ---------      ----------   ----------    -----------
Net cash provided by operating activities                      23,749      29,639             472            0         53,860

Cash flows from investing activities:

   Purchase of property, plant, and equipment                 (21,638)     (3,027)           (461)           0        (25,126)
   Proceeds from disposals                                      5,797           0               0            0          5,797
   Proceeds from investment in CoBank                           4,259           0               0            0          4,259
   Advances to Great Lakes Kraut Company, LLC                 (10,678)          0               0            0        (10,678)
   Dividends received                                          26,800           0               0      (26,800)             0
                                                            ---------   ---------      ----------   ----------    -----------
Net cash provided by/(used in) investing activities             4,540      (3,027)           (461)     (26,800)       (25,748)

Cash flows from financing activities:

   Net payments on short-term debt                             (5,700)          0               0            0         (5,700)
   Payments on long-term debt                                 (18,084)          0               0            0        (18,084)
   Payments on capital leases                                    (449)          0               0            0           (449)
   Cash paid for debt amendments                               (1,730)          0               0            0         (1,730)
   Capital contributions by Pro-Fac                               513           0               0            0            513
   Dividends paid                                                   0     (26,800)              0       26,800              0
                                                            ---------   ---------      ----------   ----------    -----------
Net cash used in financing activities                         (25,450)    (26,800)              0       26,800        (25,450)
                                                            ----------  ---------      ----------   ----------    ------------
Net change in cash and cash equivalents                         2,839        (188)             11            0          2,662
Cash and cash equivalents at beginning of period                4,785         209               0            0          4,994
                                                            ---------   ---------      ----------   ----------    -----------
Cash and cash equivalents at end of period                  $   7,624   $      21      $       11   $        0    $     7,656
                                                            =========   =========      ==========   ==========    ===========


NOTE 15.      OTHER MATTERS

Restructuring: On June 23, 2000, the Company sold its pickle business to Dean Pickle and Specialty Product Company. As part of that transaction, Birds Eye Foods agreed to contract pack Nalley and Farman's pickle products for a period of two years, ending June 2002. In anticipation of the completion of this co-pack contract, the Company initiated restructuring activities for approximately 140 employees in its facility located in Tacoma, Washington. The total restructuring charge recorded in the first quarter of fiscal 2002 amounted to $1.1 million and was primarily comprised of employee termination benefits. This amount was liquidated as of December 28, 2002.

In addition, on October 12, 2001, the Company announced a reduction of approximately 7 percent of its nationwide workforce, for a total of approximately 300 positions. The reductions were part of an ongoing focus on low-cost operations and included both salaried and hourly positions. In conjunction with the reductions, the Company recorded a charge against earnings of approximately $1.6 million in the second quarter of fiscal 2002, primarily comprising employee termination benefits. This amount was liquidated as of December 28, 2002.

Transactions Between Birds Eye Foods and AgriFrozen: Prior to February 2001, Birds Eye Foods purchased frozen vegetables from AgriFrozen. AgriFrozen was a former subsidiary of Pro-Fac. For fiscal 2001, Birds Eye Foods purchases were approximately $25.6 million.

On February 16, 2001, Birds Eye Foods purchased the frozen vegetable inventory of AgriFrozen. AgriFrozen's lender sold the inventory to the Company pursuant to a private sale under the Uniform Commercial Code after AgriFrozen voluntarily surrendered the inventory to the lender. The purchase price was $31.6 million of which $10.0 million was paid to the lender on April 1, 2001, and the remaining balance was paid on August 1, 2001. In addition, under a related agreement between the Company and AgriFrozen, the Company funded certain operating costs and expenses of AgriFrozen, primarily in storing and converting the purchased inventory to finished goods, during a transition period which ended on June 30, 2001. Total funding was estimated to be approximately $8.7 million.

In addition, AgriFrozen maintained an administrative service agreement with Birds Eye Foods. Birds Eye Foods provided certain management, consulting, and administrative services. For the year ended June 30, 2001, Birds Eye Foods received approximately $0.6 million in service fees related to the agreement. This agreement was terminated on June 30, 2001.

Legal Matters: On December 23, 2002, the Company entered into a settlement agreement with: (a) Blue Line Farms, as the class representative, relating to a lawsuit brought as a class action (the "Blue Line Farms Litigation"), on September 25, 2001 in the circuit court of Multnomah County, Oregon, alleging various claims related to the operation of PF Acquisition II, Inc., a former subsidiary of Pro-Fac that conducted business under the name AgriFrozen Foods ("AgriFrozen") and (b) the plaintiffs in a lawsuit pending in the United States Bankruptcy Court for the District of Oregon, known as the "Seifer Trust Litigation" brought against Birds Eye Foods, Pro-Fac Cooperative, Inc., and other named defendants, alleging various claims under Oregon's grower lien statute. The settlement agreement resulted in a full and final settlement and dismissal of all litigation brought by Blue Line Farms and the plaintiffs in the Seifer Trust Litigation.

The Unit Purchase Agreement for the Transaction contains specific provisions concerning the Blue Line Farms matter and other AgriFrozen related litigation of Birds Eye Foods. These provisions address the sharing of defense costs, as well as judgment and settlement costs, between Birds Eye Foods and Pro-Fac. On an annual basis, Birds Eye Foods agreed to bear responsibility for the first $300,000 of defense costs. In addition, Birds Eye Foods agreed to bear responsibility for one-half of defense costs in excess of $300,000 and for one-half of judgment and settlement costs, subject to an aggregate cap of $3.0 million after which Pro-Fac is responsible for all costs. These provisions regarding a sharing of costs apply only to the Blue Line Farms litigation and the Seifer Trust litigation. These provisions do not apply to other AgriFrozen related litigation, the responsibility for which is entirely with Pro-Fac.

In addition, Birds Eye Foods is a party to various other legal proceedings from time to time in the normal course of its business. In the opinion of management, any liability that the Company might incur upon the resolution of these proceedings will not, in the aggregate, have a material adverse effect on the Company's business, financial condition, or results of operations. Further, no such proceedings are known to be contemplated by any governmental authorities. The Company maintains general liability insurance coverage in amounts deemed to be adequate by management.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                                     SCHEDULE II

Birds Eye Foods, Inc.
Valuation and Qualifying Accounts
For the Three Fiscal Years Ended June 28, 2003

                                                                                        Fiscal Year Ended
                                                                     ---------------------------------------------------
                                                                         Successor        Predecessor      Predecessor
                                                                      June 28, 2003     June 29, 2002     June 30, 2001
                                                                      -------------     -------------     -------------
         Allowance for doubtful accounts
           Balance at beginning of period                             $     731,000      $      843,000    $    887,000
           Additions charged to expense                                     570,000             557,000         610,000
           Deductions                                                      (323,000)           (669,000)       (654,000)
                                                                      -------------      --------------    ------------
           Balance at end of period                                   $     978,000      $      731,000    $    843,000
                                                                      =============      ==============    ============

         Inventory reserve*

           Balance at beginning of period                             $   6,927,000      $    3,135,000    $  1,106,000
           Net change                                                       701,000           3,792,000        (648,000)
           Increase due to AgriFrozen inventory purchase**                        0                   0       2,677,000
                                                                      -------------      --------------    ------------
           Balance at end of period                                   $   7,628,000      $    6,927,000    $  3,135,000
                                                                      =============      ==============    ============

         Tax valuation allowance***

           Balance at beginning of period                             $  14,540,000      $    5,891,000    $  5,752,000
           Net change                                                     1,753,000           8,649,000         139,000
                                                                      -------------      --------------    ------------
           Balance at end of period                                   $  16,293,000      $   14,540,000    $  5,891,000
                                                                      =============      ==============    ============

* Difference between FIFO cost and market applicable to inventories. Reductions to the reserve in fiscal 2001 were recorded as related inventory was disposed.

** See further discussion of this purchase at NOTE 15 to the "Notes to the Consolidated Financial Statements."

*** See further discussion regarding tax matters at NOTE 11 to the "Notes to Consolidated Financial Statements."

Schedules other than those listed above are omitted because they are either not applicable or not required, or the required information is shown in the financial statements or the notes thereto.





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